EXHIBIT 10.1

EXECUTION VERSION

Published CUSIP Number:  950589AC5

CREDIT AGREEMENT

Dated as of May 15, 2012

among

Wendy’s International, Inc.,

as the Borrower,

Wells Fargo Bank, National Association
as Syndication Agent

Fifth Third Bank,
The Huntington National Bank,
and
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch
as Co-Documentation Agents

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A.
WELLS FARGO SECURITIES, LLC
As Joint Lead Arrangers and Joint Book Managers

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ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.	Conditions of Initial Credit Extension	79
4.02.	Conditions to All Credit Extensions	82

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01.	Existence, Qualification and Power	82
5.02.	Authorization; No Contravention	83
5.03.	Governmental Authorization; Other Consents	83
5.04.	Binding Effect	83
5.05.	Financial Statements; No Material Adverse Effect	83
5.06.	Litigation	84
5.07.	No Default	84
5.08.	Ownership of Property; Liens; Investments	84
5.09.	Environmental Matters	84
5.10.	Insurance	85
5.11.	Taxes	85
5.12.	ERISA Compliance	86
5.13.	Subsidiaries; Equity Interests; Loan Parties	86
5.14.	Margin Regulations; Investment Company Act	87
5.15.	Disclosure	87
5.16.	Compliance with Laws	87
5.17.	Intellectual Property; Licenses, Etc	87
5.18.	Solvency	87
5.19.	[Reserved]	87
5.20.	Labor Matters	87
5.21.	Collateral Documents	88

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01.	Financial Statements	88
6.02.	Certificates; Other Information	89
6.03.	Notices	91
6.04.	Payment of Obligations	92
6.05.	Preservation of Existence, Etc	92
6.06.	Maintenance of Properties	92
6.07.	Maintenance of Insurance	92
6.08.	Compliance with Laws	92
6.09.	Books and Records	93
6.10.	Inspection Rights	93
6.11.	Use of Proceeds	93
6.12.	Additional Collateral; Additional Guarantors	93
6.13.	Compliance with Environmental Laws	94
6.14.	[Reserved]	94
6.15.	Further Assurances	95
6.16.	[Reserved]	95
6.17.	[Reserved]	95

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6.18.	Information Regarding Collateral and Loan Documents	95
6.19.	[Reserved]	95
6.20.	Designation of Subsidiaries	96
6.21.	Maintenance of Debt Ratings	96
6.22.	[Reserved]	96
6.23.	Post-Closing Matters	96

ARTICLE VII
NEGATIVE COVENANTS

7.01.	Liens	96
7.02.	Indebtedness	100
7.03.	Investments	102
7.04.	Fundamental Changes	105
7.05.	Dispositions	106
7.06.	Restricted Payments	108
7.07.	Change in Nature of Business	110
7.08.	Transactions with Affiliates	110
7.09.	Burdensome Agreements	112
7.10.	Use of Proceeds	113
7.11.	Financial Covenants	113
7.12.	Amendments of Organization Documents	113
7.13.	Accounting Changes	113
7.14.	Prepayments, Etc. of Indebtedness	113
7.15.	No Further Negative Pledge	114
7.16.	Maintenance of Corporate Separation	114
7.17.	Pledge of WNAP Interests	114

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default	115
8.02.	Remedies upon Event of Default	117
8.03.	Application of Funds	118
8.04.	Borrower’s Right to Cure	119

ARTICLE IX
ADMINISTRATIVE AGENT

9.01.	Appointment and Authority	120
9.02.	Rights as a Lender	120
9.03.	Exculpatory Provisions	120
9.04.	Reliance by Administrative Agent	121
9.05.	Withholding Tax	122
9.06.	Delegation of Duties	122
9.07.	Resignation of Administrative Agent	122
9.08.	Non-Reliance on Administrative Agent and Other Lenders	123
9.09.	No Other Duties, Etc.	123
9.10.	Administrative Agent May File Proofs of Claim	123
9.11.	Collateral and Guaranty Matters	124
9.12.	Secured Cash Management Agreements and Secured Hedge Agreements	125

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ARTICLE X
MISCELLANEOUS

10.01.	Amendments, Etc.	125
10.02.	Notices; Effectiveness; Electronic Communications	127
10.03.	No Waiver; Cumulative Remedies; Enforcement	129
10.04.	Expenses; Indemnity; Damage Waiver	130
10.05.	Payments Set Aside	132
10.06.	Successors and Assigns	132
10.07.	Treatment of Certain Information; Confidentiality	137
10.08.	Right of Setoff	138
10.09.	Interest Rate Limitation	138
10.10.	Counterparts; Integration; Effectiveness	139
10.11.	Survival of Representations and Warranties	139
10.12.	Severability	139
10.13.	Replacement of Lenders	139
10.14.	Governing Law; Jurisdiction; Etc.	140
10.15.	WAIVER OF JURY TRIAL	141
10.16.	No Advisory or Fiduciary Responsibility	141
10.17.	Electronic Execution of Assignments and Certain Other Documents	141
10.18.	USA PATRIOT Act	142
10.19.	Time of the Essence	142
10.20.	ENTIRE AGREEMENT	142
10.21.	Purchasing Borrower Parties	142

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SCHEDULES

1.01(a)	Existing Letters of Credit
1.01(c)	Unrestricted Subsidiaries
2.01	Commitments and Applicable Percentages
5.01	Existence, Qualification and Power
5.08(d)	Existing Investments
5.12(a)	Pension Plan Determination Letters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
5.20	Labor Matters
6.12(a)	Guarantors
6.12(c)	Unpledged Entities
6.23	Post-Closing Matters
7.01	Liens
7.02	Existing Indebtedness
7.03(f)	Investments
7.05	Specified Dispositions
7.08	Affiliate Transactions
7.15	Certain Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
E-3	Purchasing Borrower Party Assignment and Assumption
F	Guaranty
G	Security Agreement
H	[Reserved]
I-1	[Reserved]
I-2	[Reserved]
J-1	Perfection Certificate
J-2	Perfection Certificate Supplement
K	Discounted Prepayment Option Notice
L	Lender Participation Notice
M	Discounted Voluntary Prepayment Notice
N-1	Tax Certificate
N-2	Tax Certificate
N-3	Tax Certificate
N-4	Tax Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of May 15, 2012, among Wendy’s International, Inc., an Ohio corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, National Association, as Syndication Agent, and Fifth Third Bank, The Huntington National Bank, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Co-Documentation Agents.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a multi-draw term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01.        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2014 Indenture” means that certain Indenture, dated as of November 13, 2001, entered into by Wendy’s International, Inc. in connection with the issuance of the 2014 Notes, together with all instruments and other agreements entered into by Wendy’s International, Inc. in connection therewith.

“2014 Notes” means the 6.20% Senior Notes due 2014, issued under the 2014 Indenture.

“2016 Indenture” means that certain Indenture, dated as of June 23, 2009, entered into by Holdings in connection with the issuance of the 2016 Notes, together with all instruments and other agreements entered into by Holdings in connection therewith.

“2016 Notes” means the 10.00% Senior Notes due 2016, issued under the 2016 Indenture.

“2016 Notes Tender Offer” means the offer to purchase and consent solicitation in respect of the 2016 Notes.

“2025 Debentures” means the 7.00% Debentures due 2025, issued under the 2025 Indenture.

“2025 Indenture” means that certain Indenture, dated as of December 14, 1995, entered into by Wendy’s International, Inc. in connection with the issuance of the 2025 Debentures, together with all instruments and other agreements entered into by Wendy’s International, Inc. in connection therewith.

“Acceptable Price” has the meaning specified in Section 2.05(c)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(c)(ii).

“Accounts Receivable”  means (1) accounts receivable, (2) franchise fee payments and other revenues related to franchise agreements, (3) royalty and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (4) revenues related to distribution and merchandising of the products of the Borrower and its Restricted Subsidiaries and (5) rents, real estate taxes and other non-royalty amounts due from franchisees or other lessees.

“Acquired Indebtedness” means Indebtedness of the Borrower, any Guarantor or any Restricted Subsidiary (provided that any such Restricted Subsidiary that is not a Guarantor will be merged with or into, or be the direct or indirect parent of, the acquired person) incurred to finance an acquisition or other business combination or Indebtedness of a Person existing at the time the Person merges with or into or becomes a Restricted Subsidiary, whether or not incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Additional Commitments Effective Date” has the meaning specified in Section 2.14(b).

“Additional Lender” has the meaning specified in Section 2.14(b).

“Additional Revolving Credit Commitments” means the commitments of the Additional Revolving Credit Lenders to make Additional Revolving Credit Loans pursuant to Section 2.14.

“Additional Revolving Credit Lenders” means the lenders providing the Additional Revolving Credit Commitments.

“Additional Revolving Credit Loans” means any loans made in respect of any Additional Revolving Credit Commitments that shall have been added pursuant to Section 2.14.

“Additional Term Commitments” means the commitments of the Additional Term Lenders to make Additional Term Loans pursuant to Section 2.14.

“Additional Term Lenders” means the lenders providing the Additional Term Loans.

“Additional Term Loans” means any loans made in respect of any Additional Term Commitments that shall have been added pursuant to Section 2.14.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means the letter agreement dated May 15, 2012, among the Borrower, the Administrative Agent and the Arrangers.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

 “Applicable Discount” has the meaning specified in Section 2.05(c)(iii).

“Applicable Fee Rate” means 0.50% per annum.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) the principal amount of such Term Lender’s Term Loans at such time plus (ii) before the Delayed Term Loan Commitment Termination Date, such Term Lender’s Delayed Term Loan Commitment at such time and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of an L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) in respect of the Revolving Credit Facility, 2.50% per annum for Base Rate Loans and 3.50% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (b) in respect of the Term Facility, 2.50% per annum for Base Rate Loans and 3.50% per annum for Eurodollar Rate Loans.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Bank of America, N.A. and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 (or Exhibit E-3 with respect to a Purchasing Borrower Party) or any other form reasonably approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended January 1, 2012, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (c) the one-month Eurodollar Rate plus 1.00%; provided, that the Base Rate with respect to a Term Loan that bears interest based on the Base Rate will be deemed not to be less than 2.25% per annum.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or managing member of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries).

“Capitalized Leases” means all leases that, in accordance with GAAP, have been recorded as capitalized leases on a balance sheet of the lessee (including, without limitation, financing obligations that are capitalized) and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer(s) or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable L/C Issuer(s) or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case in an amount equal to 102% of such Obligations and pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer(s) or the Swing Line Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           United States dollars, or money in other currencies received in the ordinary course of business,

(b)           U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(c)           (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof or the District of Columbia whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(d)           repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above,

(e)           commercial paper rated at least “P-1” by Moody’s or “A-1” by S&P and maturing within six months after the date of acquisition,

(f)           money market funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above and

(g)           in case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement (or, on the Closing Date, with respect to a Cash Management Agreement in effect prior to the Closing Date and continuing in effect thereafter), is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)           at any time prior to the creation of a Public Market, Holdings, Parent (or a Wholly Owned Subsidiary of Parent), and Permitted Holders, collectively, shall cease to own and control, in the aggregate, legally and beneficially, either directly or indirectly, equity securities in the Borrower representing (i) more than 50% of the combined voting power of all of equity securities entitled to vote for members of the Board of Directors of the Borrower on a fully-diluted basis or (ii) at least a percentage of the combined voting power of all equity securities entitled to vote necessary to elect at any time a majority of the Board of Directors of the Borrower, in each case taking into account all such securities that Holdings and Permitted Holders have the right to acquire, whether such right is exercisable immediately or only after the passage of time; or

(b)           individuals who on the Closing Date constituted the Board of Directors of the Borrower, together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Borrower was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

(c)           [Reserved]; or

(d)           any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rules 13d−3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower, provided that such event shall not be deemed a Change of Control so long as one or more of the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower.

Notwithstanding the foregoing, a merger between Parent (or a Wholly Owned Subsidiary of Parent) and Holdings or dissolution of Holdings into Parent (or a Wholly Owned Subsidiary of Parent) shall not constitute a Change of Control so long as (1) the Borrower continues to be a Wholly Owned Subsidiary of Parent and (2) the Permitted Holders’ direct or indirect ownership of the Borrower shall not change by reason of the merger or dissolution.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is May 15, 2012.

 “Closing Date Term Loan Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower on the Closing Date pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable. The aggregate principal amount of the Lenders’ Closing Date Term Loan Commitments on the Closing Date is $625,694,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, any intercreditor agreement entered into in connection with the incurrence of any Permitted Additional First Lien Debt or any Junior Liens, each of the collateral assignments, security agreement supplements, intellectual property security agreement supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Cash Interest Charges” means, for any Measurement Period, the consolidated cash interest expense (net of cash interest income) of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated cash interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (i) the interest component of Capitalized Leases determined in accordance with GAAP, (ii) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (iii) net costs associated with Swap Contracts (including the amortization of fees but excluding unrealized gains or losses with respect thereto), (iv) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing and (v) dividends to Parent pursuant to Section 7.06(h)(a)(v) to pay interest, as determined on a consolidated basis and in accordance with GAAP and excluding amortization of deferred financing fees and debt issuance costs.  Notwithstanding the foregoing, Consolidated Cash Interest Charges shall not include (i) any upfront fees and other cash payments made during such period by the Borrower as a condition to the execution of any Swap Contract to other parties to such Swap Contract as consideration required by such other parties to enter into such Swap Contract, as well as one-time costs associated with the termination or settlement of any Swap Contract, (ii) any fees paid during such period by or on behalf of the Borrower to the Administrative Agent or Arrangers pursuant to any fee letter, (iii) any consolidated net cash gain or loss of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) under Swap Contracts for such period, (iv) any fees (including underwriting fees) and expenses paid by such Person or its Subsidiaries (other than Unrestricted Subsidiaries) during such period in connection with the consummation of any Permitted Acquisition or Disposition and (v) any fees (including underwriting fees) and expenses paid by such Person or its Restricted Subsidiaries during such period in connection with the issuance of the 2016 Notes or any repayment, redemption or Permitted Refinancing Indebtedness thereof, including the 2016 Notes Tender Offer.  For the avoidance of doubt, Consolidated Cash Interest Charges shall not include any amount of debt discount or debt issuance costs amortized, charges and interest expense relating to write-ups or write-downs in the book or carrying value of Financial Covenant Debt, interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness or other non-cash interest expense.

“Consolidated Current Assets” means, with respect to any Person at any date, the total consolidated current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) at such date that should be classified as current liabilities on a consolidated balance sheet of such Person and its Subsidiaries (other than Unrestricted Subsidiaries), other than the current portion of any Indebtedness.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus without duplication (i) Fixed Charges (for the avoidance of doubt net of interest income), to the extent deducted in calculating Consolidated Net Income including the amount of loss on sale of Accounts Receivables and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing; plus (ii) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in con-

formity with GAAP: (A) income taxes and any dividend or distribution to any direct or indirect parent of the Borrower pursuant to Section 7.06(h)(a)(i) and (B) depreciation, amortization and all other non-cash items reducing Consolidated Net Income (not including non-cash charges in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income; provided that, with respect to any Restricted Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Restricted Subsidiary’s net income was included in calculating Consolidated Net Income, plus (iii) without duplication and to the extent deducted in calculating Consolidated Net Income, any fees, expenses or charges related to any issuance of Equity Interests, any acquisition or Disposition of divisions or lines of business, any Permitted Acquisition, any recapitalization or the incurrence or repayment of Indebtedness permitted by this Agreement (whether or not successful), including, without limitation, the 2016 Notes Tender Offer, plus (iv) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Guarantor or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation of the Permitted Amount and are not an Excluded Contribution, plus (v) any portion of payments to the Parent or its Affiliates in respect of fees pursuant to Section 7.08(b), paid by or on behalf of, or accrued by, the Borrower or any of its Restricted Subsidiaries during such period, plus (vi) the amount of “run-rate” cost savings projected by the Borrower in good faith and certified by the chief financial officer of the Borrower in writing to the Administrative Agent to result from actions either taken or initiated prior to or during such period (which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized from such actions; provided, that (A) the chief financial officer of the Borrower shall have certified to the Administrative Agent that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months, (B) no cost savings shall be added pursuant to this clause (vi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in the calculation of any of the ratios pursuant to the terms of this Agreement with respect to such period and (C) the aggregate amount of cost savings added pursuant to this clause (vi) shall not exceed 10% of Consolidated EBITDA for any period of four consecutive fiscal quarters.  For purposes of calculating Consolidated EBITDA, the net income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties.

“Consolidated Interest Charges” means, for any Measurement Period, the consolidated interest expense of the Borrower and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Borrower or its Restricted Subsidiaries, without duplication, (i) the interest component of Capitalized Leases determined in accordance with GAAP, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Swap Contracts (including the amortization of fees but excluding unrealized gains or losses with respect thereto), (vii) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing and (viii) dividends to Parent pursuant to Section 7.06(h)(a)(v) to pay interest, as determined on a consolidated basis and in accordance with GAAP and excluding amortization of deferred financing fees and debt issuance costs.  Notwithstanding the foregoing, expenses (including, without limitation, original issue discount)

with respect to Indebtedness or obligations outstanding on the Closing Date (including this Agreement) shall only be included in Consolidated Interest Charges to the extent paid in cash.  Notwithstanding the foregoing, Consolidated Interest Charges shall not include (i) any upfront fees and other cash payments made during such period by the Borrower as a condition to the execution of any Swap Contract to other parties to such Swap Contract as consideration required by such other parties to enter into such Swap Contract, as well as one-time costs associated with the termination or settlement of any Swap Contract, (ii) any fees paid during such period by or on behalf of the Borrower to the Administrative Agent or the Arrangers pursuant to any fee letter, (iii) any consolidated net cash gain or loss of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) under Swap Contracts for such period, (iv) any consolidated interest income of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for such period, (v) any fees (including underwriting fees) and expenses paid by such Person or its Subsidiaries (other than Unrestricted Subsidiaries) during such period in connection with the consummation of any Permitted Acquisition or Disposition and (vi) any fees (including underwriting fees) and expenses paid by such Person or its Restricted Subsidiaries during such period in connection with the issuance of the 2016 Notes or any repayment, redemption or Permitted Refinancing Indebtedness thereof, including the 2016 Notes Tender Offer.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Charges, in each case, of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Indebtedness incurred during or after the reference period to the extent the Indebtedness is outstanding or is to be incurred on the date of determination as if the Indebtedness had been incurred on the first day of the reference period; provided that, for purposes of this clause (1), pro forma effect shall not be given to Indebtedness in respect of Capitalized Leases to the extent incurred after the reference period; (2) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Swap Contract applicable to the Indebtedness if the Swap Contract has a remaining term of at least 12 months) had been the applicable rate for the entire reference period; (3) items related to any Indebtedness or Disqualified Equity Interests no longer outstanding or to be repaid, redeemed or defeased on the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded and such Indebtedness or Disqualified Equity Interests shall be deemed to have been repaid, redeemed or defeased as of the first day of the applicable period; and (4) pro forma effect will be given to (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, (B) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period, and (C) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period.  For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 24 months after the applicable event so long as certified to the Administrative Agent by the Borrower if in excess of $25,000,000; provided that actions to realize such operating expense reductions and other operating improvements or synergies are taken within 18 months after the applicable event.

To the extent applicable, for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of, without duplication, Financial Covenant Debt of the Borrower and its Restricted Subsidiaries as of such date minus the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than (i) Liens securing the Secured Obligations and Junior Liens, (ii) customary Liens of the depository bank, broker or securities intermediary with respect to such cash or Cash Equivalents and (iii) other nonconsensual Liens permitted by Section 7.01 to the extent they apply to all or substantially all the assets of the Borrower and its Restricted Subsidiaries) included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date not to exceed $125,000,000 to (b) the aggregate amount of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Financial Covenant Debt incurred during or after the reference period to the extent the Financial Covenant Debt is outstanding or is to be incurred on the date of determination as if the Financial Covenant Debt had been incurred on the first day of the reference period; provided that, for purposes of this clause (1), pro forma effect shall not be given to Financial Covenant Debt in respect of Capitalized Leases to the extent incurred after the reference period; (2) pro forma calculations of interest on Financial Covenant Debt bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Swap Contract applicable to the Financial Covenant Debt if the Swap Contract has a remaining term of at least 12 months) had been the applicable rate for the entire reference period; (3) items related to any Financial Covenant Debt or Disqualified Equity Interests no longer outstanding or to be repaid, redeemed or defeased on the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded and such Financial Covenant Debt or Disqualified Equity Interests shall be deemed to have been repaid, redeemed or defeased as of the first day of the applicable period; and (4) pro forma effect will be given to (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, (B) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period, and (C) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period.  For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting of-

ficer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 24 months after the applicable event so long as certified to the Administrative Agent by the Borrower if in excess of $25,000,000; provided that actions to realize such operating expense reductions and other operating improvements or synergies are taken within 18 months after the applicable event.

To the extent applicable, for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Consolidated Net Income” means, for any Measurement Period, the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries for such Measurement Period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income: (1) the net income (but for purposes of calculating the Permitted Amount only, not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the dividends or other distributions actually paid in cash (or to the extent converted into cash) to the Borrower or any of its Restricted Subsidiaries (subject to clause (3) below) by such Person during such period; (2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition; (3) for purposes of calculating the Permitted Amount, the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (unless such restriction with respect to the payment of dividends or similar distributions has been legally waived); (4) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to Dispositions, disposed, abandoned or discontinued operations or to the early extinguishment of Indebtedness or any net after-tax gains or losses associated with Swap Contracts or other derivative instruments; (5) any net after-tax extraordinary or non-recurring gains or losses (less all fees and expenses or charges relating, thereto), any non-cash amortization or impairment expenses and any restructuring expenses, including any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, business optimization costs, signing, retention or completion bonuses; (6) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period; (7) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights; (8) (a)(i) the non-cash portion of “straight-line” rent expense less (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (9) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, until such gains or losses are actually re-

alized (at which time they should be included); (10) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; (11) so long as the Borrower and its Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Parent or any other holding company, the excess (or deficit) of (a) the consolidated income tax expense for such period over (b) all tax payments in respect of such period paid or payable by the Borrower and its Restricted Subsidiaries to Parent or such other holding company under a tax sharing agreement or arrangement; (12) any expenses or charges related to the Transaction, any issuance of Equity Interests, Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), including the 2016 Notes Tender Offer, in each case, whether or not successful; (13) any expenses or reserves for liabilities to the extent that the Borrower or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the Borrower or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Borrower or such Restricted Subsidiary will not be indemnified; (14) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any acquisition consummated prior to the Closing Date and any Permitted Acquisitions or the amortization or write-off of any amounts thereof, net of taxes; and (15) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP.

In calculating the aggregate net income (or loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis, Unrestricted Subsidiaries will be treated as if accounted for under the equity method of accounting.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate principal amount of, without duplication, Financial Covenant Debt of the Borrower and its Restricted Subsidiaries as of such date that is secured by a Lien on any assets of the Borrower and its Restricted Subsidiaries minus the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than (i) Liens securing the Secured Obligations and Junior Liens, (ii) customary Liens of the depository bank, broker or securities intermediary with respect to such cash or Cash Equivalents and (iii) other nonconsensual Liens permitted by Section 7.01 to the extent they apply to all or substantially all the assets of the Borrower and its Restricted Subsidiaries) included in the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date not to exceed $125,000,000 to (b) the aggregate amount of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Financial Covenant Debt incurred during or after the reference period to the extent the Financial Covenant Debt is outstanding or is to be incurred on the date of determination as if the Financial Covenant Debt had been incurred on the first day of the reference period; provided that, for purposes of this clause (1), pro forma effect shall not be given to Financial Covenant Debt in respect of Capitalized Leases to the extent incurred after the reference period; (2) pro forma calculations of interest on

Financial Covenant Debt bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Swap Contract applicable to the Financial Covenant Debt if the Swap Contract has a remaining term of at least 12 months) had been the applicable rate for the entire reference period; (3) items related to any Financial Covenant Debt or Disqualified Equity Interests no longer outstanding or to be repaid, redeemed or defeased on the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded and such Financial Covenant Debt or Disqualified Equity Interests shall be deemed to have been repaid, redeemed or defeased as of the first day of the applicable period; and (4) pro forma effect will be given to (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, (B) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period, and (C) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period.  For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 24 months after the applicable event so long as certified to the Administrative Agent by the Borrower if in excess of $25,000,000; provided that actions to realize such operating expense reductions and other operating improvements or synergies are taken within 18 months after the applicable event.

To the extent applicable, for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Subsidiaries as of the last day of the most recently ended Measurement Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b) determined on a consolidated basis in accordance with GAAP and on a Pro Forma Basis.

In making the foregoing calculation, in each case to the extent applicable, pro forma effect will be given to (1) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, (2) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period, and (3) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period.  For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Debt” means Indebtedness of the Borrower or any Guarantor in an aggregate principal amount or, in the case of Disqualified Equity Interests, liquidation preference, not greater than the aggregate amount of cash received from the issuance and sale of Qualified Equity Interests of the Borrower or a capital contribution to the common equity of the Borrower; provided that (i) such cash contributions shall not have been used to make a Restricted Payment or an Investment and shall not increase the Permitted Amount, Excluded Contributions or any other basket dependent on equity contributions or proceeds and (ii) such Contribution Debt shall be incurred within 180 days after the making of such cash contributions and shall be designated as Contribution Debt pursuant to a notice to the Administrative Agent by the Borrower on the date of the incurrence thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Fund Affiliate” means any fund or investment vehicle that is managed by, or under common management with, Trian Fund Management L.P., or an Affiliate thereof, whose investment strategy is primarily credit based and whose main business is generally buying and holding loans or securities for investment purposes, including without limitation, Trian Credit Partners, L.P., Trian Credit Partners, Ltd. and Trian Credit Partners Master Fund, L.P.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Appli-

cable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within one Business Day after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (I) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, or (II) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a governmental authority under or based on the law of the country where such lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed provided however that in any such case, where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made by such Person.

“Delayed Term Loan” has the meaning specified in Section 2.01(a).

“Delayed Term Loan Commitment” means, as to each Term Lender, its obligation to make Delayed Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate principal amount of the Lenders’ Delayed Term Loan Commitments on the Closing Date is $499,306,000.

“Delayed Term Loan Commitment Termination Date” means the earlier of (i) August 1, 2012, and (ii) the date on which an aggregate principal amount of Delayed Term Loans equal to $499,306,000 has been made.

“Designated Non-cash Consideration” means any non-cash consideration received by the Borrower or its Restricted Subsidiaries in connection with a Disposition that is designated as Designated Non-cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower at the time of such Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of a Disposition when received).

“Designation Date” has the meaning specified in Section 6.20.

“Discount Range” has the meaning specified in Section 2.05(c)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(c)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(c)(v).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are (1) required to be redeemed or redeemable at the option of the holder prior to the Maturity Date with respect to the Term Facility for consideration other than Equity Interests that are Qualified Equity Interests, or (2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness; provided that (i) only the portion of the Equity Interests which is so mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Maturity Date with respect to the Term Facility shall be deemed to be Disqualified Equity Interests, (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are Qualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Maturity Date with respect to the Term Facility if those provisions specifically state that repurchase or redemption pursuant thereto will not be required prior to the Borrower’s  repayment of the Loans as required hereunder.

“Documentation Agents” means Fifth Third Bank, The Huntington National Bank, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch in their capacities as co-documentation agents hereunder.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)) and, in the case of a Purchasing Borrower Party, subject to Sections 10.06(h) and 10.21; provided, that Restricted Entities may not be Eligible Assignees unless a Restricted Entity or its Affiliate (other than a Fund) is already a Lender; provided, however, that the consent of the Borrower to any assignment of any Commitment or Loan hereunder shall be deemed definitive evidence that the assignee thereof was not, at the time of assignment, a Restricted Entity.

“Environment” means ambient air, indoor air, surface water and groundwater (including potable water and navigable water), the land surface or subsurface strata and natural resources.

“Environmental Laws” means the common law and any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution and the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the Release or threat of Release, generation ,storage, treatment, handling or transportation of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA with respect to a Pension Plan; (c) the complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan, or the receipt by such entity of notification that a Multiemployer Plan is “insolvent” or in “reorganization” (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan by a Loan Party or any ERISA Affiliate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any

ERISA Affiliate; or (i) a failure to comply with the Pension Funding Rules with respect to a Pension Plan, whether or not waived, or the failure to make a required contribution to a Multiemployer Plan.

“Eurodollar Rate” means:

(a)           for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or, if Reuters is unavailable, such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination;

provided, that the Eurodollar Rate with respect to a Term Loan that bears interest at a rate based on clause (a) of the this definition will be deemed not to be less than 1.25% per annum.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on clause (a) of the Eurodollar Rate definition.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period of the Borrower, the excess (if any) of (a) (x) Consolidated EBITDA for such period plus (y) the decrease, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, an increase in negative Working Capital is a decrease in Working Capital) plus (z) any cash refund of any payment or expense set forth in clause (b) below for which credit was given pursuant to such clause in prior periods over (in each case to the extent not already deducted in computing Consolidated EBITDA), (b) the sum (for such period and without duplication) of (i) Consolidated Interest Charges actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made of any Financial Covenant Debt (other than Indebtedness hereunder or under any other Loan Document and the 2014 Notes and, to the extent related to revolving debt, so long as the related commitments are terminated), and cash payments by the Borrower or any of its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries (other than Indebtedness), (iii) all taxes actually paid in cash by the Borrower and its Subsidiaries or payments made in accordance with a tax sharing agreement in accordance with this Agreement, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries in such period, (v) the amount of Internally Generated Cash used to finance Investments permitted (including, without limitation, Permitted Acquisitions) under the Loan Documents in such period, (vi) the increase, if any, in Working Capital from the beginning of such period to the end of such period (for the avoidance of doubt, a decrease in negative Working Capital is an increase in Working Capital), (vii) all cash items that are added back to Consolidated Net Income in determining Consolidated EBITDA, (viii) the aggregate amount of all costs, fees and expenses (including prepayment premiums) incurred in connection with the Transaction, any equity offering, Permitted Acquisition, Investment, permitted disposition, restructuring, recapitalization, financing or refinancing transaction by the Borrower or any of its Subsidiaries on or after the date hereof, including such fees, expenses or charges related to the execution and delivery of this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby (including, without limitation, the 2016 Notes Tender Offer), in each case whether or not successful, and any actual or proposed amendment, waiver or modification to the terms of any such transactions, in each case during such period to the extent paid in cash, (ix) purchase price adjustments paid in connection with any Investment permitted hereunder (including any Permitted Acquisition), (x) to the extent not deducted in the computation of net cash proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness hereunder or under any other Loan Document), together with the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness, (xi) cash payments (other than in respect of taxes, which are governed by clause (iii) above) made during such period for any liability which accrual in a prior period did not reduce EBITDA and therefore increased Excess Cash Flow in such prior period (provided there was no other deduction to EBITDA or Excess Cash Flow related to such payment), (xii) cash expenditures in respect of Secured Hedge Agreements during such period, (xiii) any income from the discharge of Indebtedness during such period and (xiv) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Capital Expenditures or acquisitions of goodwill or other intangibles, including without limitation intellectual property, to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period except to the extent intended to be financed by incurring long-term Indebtedness, or by issuing Equity Interests; provided that to the extent the aggregate amount utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of goodwill or other intangibles, including without limitation intellectual property, during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, less the amount financed by incurring long-term Indebtedness or by issuing Equity Interests, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters.

“Excluded CFC Holdco” means any Subsidiary of the Borrower that (i) is a disregarded entity or partnership for U.S. Federal income tax purposes and (ii) owns no material assets, either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. federal income tax purposes, other than equity interests of one or more Foreign Subsidiaries that are controlled foreign corporations.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their fair market value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower after the Closing Date from: (1) contributions to its common equity capital, and (2) the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Equity Interests) of the Borrower, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on or promptly after the date such capital contributions are made or the date such capital stock is sold, as the case may be.  Any Excluded Contribution shall not increase the Permitted Amount.

“Excluded Information” has the meaning specified in Section 2.05(c)(x).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its net income (however denominated), franchise taxes (in lieu of net income taxes) and backup withholding tax, in each case imposed on it as a result of a present or former connection between such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (excluding any connection with such jurisdiction arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any of the Loan Documents), (b) any tax in the nature of the branch profits tax under Section 884(a) of the Code that is imposed by any jurisdiction (or any political subdivision thereof) described in clause (a), (c) any taxes that are attributable to the recipient’s failure to comply with Section 3.01(e), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding tax imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (c), and (e) in the case of a Foreign Lender, any United States federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 24, 2010, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, among Holdings, each lender from time to time party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, Citicorp North America, Inc., as syndication agent and L/C issuer and Wells Fargo Bank, National Association, as documentation agent and L/C issuer.

“Existing Letters of Credit” means those letters of credit listed on Schedule 1.01(a).

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person, not in the ordinary course of business related to proceeds of insurance (other than proceeds of business interruption insurance or similar insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, casualty and condemnation awards (or payments in lieu thereof) to the extent that such proceeds, awards or payments (a) are applied (or in respect of which expenditures were previously incurred) to make a Permitted Reinvestment in accordance with the terms of Section 2.05(b)(iv) or (b) are received by any Person in respect of any third party claim against such Person and applied (or are required to be applied) to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means current Sections 1471 through 1474 of the Code (and any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future United States Treasury Regulations promulgated thereunder and published administrative guidance with respect thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“Financial Covenant Debt” means, for any Person, Indebtedness of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) of the type specified in clauses (a), (f)(x) and (g) of the definition of Indebtedness, in each case to the extent each such item would be classified as “indebtedness” on a consolidated balance sheet of such Person.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of (x) the aggregate amount of Consolidated EBITDA for the most recently completed Measurement Period to (y) the aggregate Fixed Charges during such Measurement Period.

In making the foregoing calculation, in each case to the extent applicable, (1) pro forma effect will be given to any Indebtedness incurred during or after the reference period to the extent the Indebtedness is outstanding or is to be incurred on the date of determination as if the Indebtedness had been incurred on the first day of the reference period; provided that, for purposes of this clause (1), pro forma effect shall not be given to Indebtedness in respect of Capitalized Leases to the extent incurred after the reference period; (2) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Swap Contract applicable to the Indebtedness if the Swap Contract has a remaining term of at least 12 months) had been the applicable rate for the entire reference period; (3) Fixed Charges related to any Indebtedness or Disqualified Equity Interests no longer outstanding or to be repaid, redeemed or defeased on the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded and such Indebtedness or Disqualified Equity Interests shall be deemed to have been repaid, redeemed or defeased as of the first day of the applicable period; and (4) pro forma effect will be given to (A) the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, (B) any acquisition or disposition of companies, divisions, lines of businesses, operations or any other material acquisition or Disposition by the Borrower and its Restricted Subsidiaries, including any acquisition or Disposition of a company, division, line of business, operation or any other material acquisition or Disposition since the beginning of the Measurement Period by a Person that became a Restricted Subsidiary after the beginning of the Measurement Period, and (C) the discontinuation of any discontinued operations as if such events had occurred, and, in the case of any Disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition, disposition or discontinuation of a company, division, line of business or operation or any other material acquisition or Disposition, the pro forma calculation will be based upon the most recently completed Measurement Period.  For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 24 months after the applicable event so long as certified to the Administrative Agent by the Borrower if in excess of $25,000,000; provided that actions to realize such operating expense reductions and other operating improvements or synergies are taken within 18 months after the applicable event.

To the extent applicable, for purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

For purposes of this definition, any amount in a currency other than U.S. dollars will be converted to U.S. dollars in accordance with GAAP, in a manner consistent with that used in preparing the Borrower’s financial statements.

“Fixed Charges” means, for any Measurement Period, the sum of (1) Consolidated Interest Charges for such Measurement Period; and (2) the product of (x) cash dividends paid on any Preferred Stock and cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Equity Interests of the Borrower or a Restricted Subsidiary, except for dividends payable in the Borrower’s Qualified Equity Interests or paid to the Borrower or to a Restricted Subsidiary, and (y) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Borrower and its Restricted Subsidiaries.

 “Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations of such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, with respect to the Obligations, that, on or before such date, (a) the principal of and interest accrued to the date on such Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constituted Obligations (other than the Undrawn L/C Obligations) shall have been paid in full in cash, (c) the Commitment shall have expired or irrevocably been terminated and (d) the Undrawn L/C Obligations shall have been Cash Collateralized.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or securities for investment purposes in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board Accounting Standards Codification, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiaries of the Borrower listed on Schedule 6.12(a) and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all chemicals, materials, substances, wastes, pollutants, contaminants, compounds, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold, regulated or which can give rise to liability pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into an interest rate Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdings” means Wendy’s Restaurants, LLC, a Delaware limited liability company, and its successors.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           for purposes of Sections 7.02 and 8.01(e) only, net obligations of such Person under any Swap Contract;

(d)           all non-contingent obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of Indebtedness of any Person for purposes of this clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith;

(f)           all (x) Attributable Indebtedness in respect of Capitalized Leases and (y) Synthetic Lease Obligations of such Person;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Disqualified Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or limited liability partnership, or foreign law equivalent) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and any applications for patents, trademarks and copyrights, technology, know-how and processes, trade secrets, recipes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or nine or twelve months if requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internally Generated Cash” means any cash of the Borrower or any of its Restricted Subsidiaries that is not generated from a Disposition (other than Dispositions of inventory in the ordinary course of business), an Extraordinary Receipt, an incurrence of Indebtedness, or an issuance of Equity Interests to or a capital contribution by a non-Loan Party.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition for value of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit or all or substantially all of the business of, such Person (excluding the purchase or acquisition of real property from a single purpose real estate company in the ordinary course of business), less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of any Investment.  The amount of any Investment shall be the amount actually invested without adjustment for subsequent increases or decreases in value.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of an L/C Issuer and relating to such Letter of Credit.

“Junior Liens” means Liens that are subordinated to the Liens granted under the Loan Documents on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America, Wells Fargo Bank, National Association or any other Lender from time to time designated by the Borrower as an L/C Issuer with the consent of such Lender, in its sole discretion, and the Administrative Agent (such consent not to be unreasonably withheld or delayed), in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify in writing the Borrower and the Administrative Agent.

“Lender Participation Notice” has the meaning specified in Section 2.05(c)(iii).

“Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $70,000,000 and (b) the Revolving Credit Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.15 of this Agreement or another Cash Collateralization, (d) the Guaranty, (e) the Collateral Documents, (f) the Agent Fee Letter, and (g) each Issuer Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” (a) a material adverse effect on, the operations, business, assets, properties or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) a material impairment, on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, May 15, 2017, and (b) with respect to the Term Facility, May 15, 2019; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower.

“MNPI” has the meaning specified in Section 2.05(c)(i).

 “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

 “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to any Disposition by any Loan Party or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable expenses (including fees, commissions, costs and other expenses) incurred by such Loan Party or such Restricted Subsidiary in connection with such transaction or, in the case of an Extraordinary Receipt, in connection with the collection of such proceeds, (C) taxes reasonably estimated to be payable as a result of such transaction; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds at the time of determination of actual tax amount due and (D) in the case of a Disposition, appropriate amounts provided by such Loan Party or such Restricted Subsidiary as a reserve (but only to the extent such amounts remain set aside as a reserve; provided that in the event that cash or Cash Equivalents are used to satisfy any liabilities associated with any such reserve, the aggregate amount of such cash or Cash Equivalents shall not reduce the amount of such reserve for purposes of this subclause (D)), in accordance with GAAP, against all liabilities associated with the property disposed of in such Disposition and retained by such Loan Party or such Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under indemnification provisions associated with such Disposition; provided that, if the amount of any reserve pursuant to this subclause (D) is not needed to satisfy liabilities associated with such reserve, the aggregate amount of such excess shall constitute Net Cash Proceeds at the time of determination that such reserves are not needed; and

(b)           with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) taxes, fees, commissions, indemnities, discounts, placement fees, brokers’, consultants’, investment banking, legal, accounting and other advisors’ fees, expenses and other reasonable costs, incurred by such Loan Party or such Restricted Subsidiary in connection therewith.

“Net Tangible Assets” means, with respect to any Person, such Person’s total assets minus goodwill and other intangible assets, all as determined in accordance with GAAP on a consolidated basis.

“Nominal Shares” means (a) for any Subsidiary of the Borrower that is not a Domestic Subsidiary, nominal issuances of Equity Interests in an aggregate amount not to exceed 1% of the Equity Interests and equivalents thereto of such Subsidiary on a fully diluted basis and (b) in any case, directors’ qualifying shares, in each case to the extent such issuances are required by applicable law.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Not Otherwise Applied” shall mean, with reference to any amount of proceeds of any transaction or event, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.  Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated above.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Offered Loans” has the meaning specified in Section 2.05(c)(iii).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” means The Wendy’s Company and its successors, but only so long as the Borrower continues to be a Subsidiary of Parent.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J-1 or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement substantially in the form of Exhibit J-2 or any other form reasonably approved by the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 7.03(g).

“Permitted Additional First Lien Debt” means Indebtedness of a Loan Party that (a) has been designated by the Borrower to the Administrative Agent as “Permitted Additional First Lien Debt” pursuant to a notice signed by a Responsible Officer certifying that such Indebtedness meets the requirements of this definition, (b) has a final maturity date not earlier than the latest Maturity Date in effect at the time of such designation, (c) has a weighted average life to maturity equal to or greater than the greatest weighted average life to maturity of any Term Loans outstanding at the time of such designation, (d) is subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent and (e) permanently reduces availability under the $275,000,000 basket in Section 2.14 or the proceeds of which are used solely to repay Term Loans in a corresponding aggregate principal amount.

“Permitted Amount” means

(A)           50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on April 2, 2012 and ending on the last day of the Borrower’s most recently completed fiscal quarter for which financial statements have been provided (or if not timely provided, required to be provided) pursuant to this Agreement or the Existing Credit Agreement, plus

(B)            subject to the final sentence of this definition, the aggregate Net Cash Proceeds received by the Borrower (other than from a Subsidiary) after the Closing Date from (i) the issu-

ance and sale of Qualified Equity Interests, including by way of issuance of Disqualified Equity Interests or Indebtedness to the extent such Disqualified Equity Interest or Indebtedness has been converted into Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower (and contributed to the Borrower as a contribution to its common equity) and (ii) other contributions to the common equity capital of the Borrower, other than Excluded Contributions, plus

(C)           an amount equal to the sum, for all Unrestricted Subsidiaries, of the following: (x) the cash return, and the fair market value of assets or property received, after the Closing Date, on Investments in an Unrestricted Subsidiary as a result of any sale, repayment, redemption, liquidating distribution or other realization (to the extent (i) not included in Consolidated Net Income and (ii) such amount does not cause a corresponding increase to any other basket contained in Section 7.03), plus (y) all distributions or dividends to the Borrower or a Restricted Subsidiary from Unrestricted Subsidiaries (provided that such distributions or dividends shall be excluded in calculating Consolidated Net Income for purposes of clause (A) above), plus (z) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, plus

(D)           without duplication with any amounts covered by clause (C) above, an amount equal to the sum of the following: (x) all distributions or dividends to the Borrower or a Restricted Subsidiary from any Investment, plus (y) the cash return, and the fair market value of property received, after the Closing Date, on any Investment as a result of any sale, repayment, redemption, liquidating distribution or other realization (to the extent in each case (x) and (y), (i) not included in Consolidated Net Income and (ii) such amount does not cause a corresponding increase to any other basket contained in Section 7.03), minus

(E)           the amount of Investments made pursuant to Section 7.03(q), minus

(F)           the amount of Restricted Payments made pursuant to Section 7.06(d).  The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non−cash assets or property, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors of the Borrower.

Proceeds of the issuance of Equity Interests will be included as part of the “Permitted Amount” only to the extent they are not applied as described in Section 7.06(c) or (j).

“Permitted Holders” means any or all of the following:

(a)           Messrs. Nelson Peltz, Peter May and Edward P. Garden and Trian Fund Management L.P. and any fund, account or other investment vehicle managed by any of the foregoing persons or by an Affiliate thereof;

(b)           any Affiliate or Related Party of any Person specified in clause (a), other than another portfolio company thereof (which means a company whose shares are held by any fund, account or other investment vehicle managed by Trian Fund Management L.P. or an Affiliate thereof and which is actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company;”

(c)           any Person both the Equity Interests and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b); and

(d)           any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 or any successor provision) with any Permitted Holder referred to in clause (a); provided that the Permitted Holders referred to in clause (a), together with any Related Parties of such Permitted Holders, own at least 35% of the voting power of the Borrower and no such other Person in the group owns more of the voting power of the Borrower than such Permitted Holders referred to in clauses (a), (b) and (c), together with any Related Parties of such Permitted Holders.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires Accounts Receivable of the Borrower or any Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors has concluded are customary and market terms fair to the Borrower and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means a replacement, renewal, refinancing, refunding or extension of any Indebtedness in whole or in part by the Person that originally incurred such Indebtedness (or, in the case of Indebtedness of a Loan Party existing on the Closing Date by any other or additional Loan Parties), provided that:

(i)           the principal amount of such refinancing Indebtedness (as determined as of the date of the incurrence of such Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid interest and fees (including call and tender premiums), defeasance costs and expenses incurred in connection with such replacement, renewal, refinancing, refunding or extension;

(ii)          the final maturity date of such Indebtedness is not earlier than the final maturity date of the Indebtedness being refinanced and the weighted average life to maturity of such Indebtedness is not less than the weighted average life to maturity of the Indebtedness being refinanced;

(iii)         such refinancing Indebtedness is not guaranteed by any Loan Party or any Subsidiary of any Loan Party except to the extent such Person guaranteed such Indebtedness being replaced, renewed, refinanced or extended (or, in the case of Indebtedness of a Loan Party existing on the Closing Date by any other or additional Loan Parties) and is not secured by any assets other than those securing such Indebtedness being replaced, renewed, refinanced or extended (and (i) any improvements and accessions to such property and any replacements of or proceeds from any such property, (ii) assets of other obligors in accordance with the preceding parenthetical or (iii) with respect to refinancing Indebtedness in respect of Indebtedness for borrowed money existing on the Closing Date Liens on assets incurred in compliance with the first sentence of Section 7.01);

(iv)         the covenants and defaults applicable to such Indebtedness, taken as a whole, are, in the good faith judgment of the Borrower, no more restrictive in any material respect, taken as a whole, than the covenants and defaults of agreements governing comparable Indebtedness of similar companies at the time of such refinancing in light of then current market conditions, and the terms of such Indebtedness do not conflict with the provisions of this Agreement; provided, however, that, in the case of this clause (iv), a certificate of a Responsible Officer delivered to the Administrative Agent with reasonable prior notice before the incurrence of such refinancing Indebtedness, together with a reasonably detailed description of the material covenants and defaults of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such covenants and defaults satisfy the requirement under this clause (iv) shall be conclusive evidence that such covenants and defaults satisfy such requirements absent manifest error or bad faith; and

(v)          if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, such Indebtedness is subordinated in right of payment to the Obligations on terms taken as a whole no less favorable to Lenders as those contained in the documentation governing the Indebtedness being refinanced.

“Permitted Reinvestment” means the making of a Permitted Acquisition or the acquisition of (or making of Capital Expenditures to finance the acquisition or improvement of), restoration, repair or replacement, to the extent otherwise permitted hereunder, assets useful in the business of the Borrower or its Restricted Subsidiaries.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA (including a Pension Plan), maintained for employees of a Loan Party or any ERISA Affiliate or any such Plan to which a Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Securities” has the meaning specified in the Security Agreement.

“Preferred Stock” means, with respect to any Person, any and all Equity Interests which are preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Equity Interests of such Person.

“Pro Forma Basis” means on a basis in accordance with the application of GAAP and Article 11 of Regulation S-X promulgated under the Securities Act of 1933, as amended, or otherwise in express compliance with the definition of the financial metric being calculated.

“Products Agreement” means the Letter, dated as of May 16, 2003, between Parent and Sybra, Inc.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(c)(ii).

“Public Lender” has the meaning specified in Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Borrower pursuant to an effective registration statement under the Securities Act of 1933.

“Purchasing Borrower Party” means the Borrower, any Subsidiary of the Borrower or any of their Affiliates that (x) makes a Discounted Voluntary Prepayment pursuant to Section 2.05(c) or (y) becomes an Eligible Assignee pursuant to Section 10.06(h).

“Purchasing Borrower Party Assignment and Assumption” has the meaning specified in Section 10.06(h)(ii).

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(c)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(c)(iv).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements located thereon and appurtenant fixtures and equipment.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment, or into, through or out of any property, facility or equipment.

“Remaining International Restructuring Transactions” means the following transactions, as well as any ancillary steps reasonably required to accomplish such transactions and any change thereto or deviation therefrom that is reasonably required to accomplish the goals of such transactions to the extent such change or deviation is not material and is not adverse to the Lenders:

a)	Wendy’s Global Restaurants, LLC (“LLC”) and Wendy’s Global Holdings Partner, LLC will form a non-U.S. entity (“New Global Holdings”) with a de minimis capital contribution;

b)	The LLC will contribute the Equity Interests of Wendy’s Restaurants (Asia) Limited and Wendy’s Old Fashioned Hamburger Restaurants Pty. Ltd. to Wendy’s Singapore Pte. Ltd.;

c)	The LLC will contribute the Equity Interests of Wendy’s Singapore Pte. Ltd. to New Global Holdings;

d)
The LLC will contribute its Equity Interest in Wendy’s Global Financing LP (“Canada LP”) and Wendy’s Global Financing Partner, LLC to New Global Holdings in exchange for additional Equity Interests of New Global Holdings; and

e)	New Global Holdings will contribute the Equity Interests of Wendy’s Singapore Pte. Ltd. to Canada LP in exchange for additional Equity Interests of Canada LP.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means the refinancing or repricing by the Borrower of any of the Term Loans under this Agreement (x) with the proceeds of any Indebtedness under a secured credit facility (including, without limitation, any new or additional term loans under this Agreement) other than in connection with a merger or acquisition (by means of a tender offer, stock purchase or otherwise) of more than 50% of the total voting power of Parent or the Borrower by any Person or an acquisition of all or substantially all of the assets of Parent or the Borrower by any Person or (y) in connection with any amendment to this Agreement, in either case, (i) having or resulting in an effective interest rate or weighted average yield (to be calculated by the Administrative Agent, after giving effect to margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) as of the date of such refinancing or repricing that is, or could be (due to leverage stepdowns or otherwise) by the express terms of such Indebtedness (and not by virtue of any fluctuation in Eurodollar Rate or Base Rate), less than the Applicable Rate for, or weighted average yield of (to be calculated by the Administrative Agent, on the same basis as above) such Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the applicable Term Loans, the proceeds of which are used to repay, in whole or in part, principal of such outstanding Term Loans (it being understood that such refinancing shall only be a Repricing Transaction to the extent of the proceeds of a secured credit facility used to repay the Term Loans and not to the extent of proceeds from other sources).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) aggregate unused Revolving Credit Commitments and (c) aggregate unused Delayed Term Loan Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of, without duplication, the Term Loans and Term Commitments under the Term Facility on such date; provided that the portion of the Term Facility held by or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Requirements of Law” means, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties.

“Responsible Officer” means the chief executive officer, president, executive vice president (or the equivalent thereof), chief financial officer, treasurer, assistant treasurer, chief accounting officer or secretary of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Entities” means any chain restaurant company with franchised and/or company-owned outlets, and Affiliates (other than Funds) of any such company.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) on account of any capital stock or other Equity Interest of any Person or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Revolving Credit Commitments of the Lenders on the Closing Date is $200,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VI or VII that is entered into by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower or its Subsidiaries under each Secured Hedge Agreement, and (c) the due and punctual payment and performance of all obligations of the Borrower or its Subsidiaries (including overdrafts and related liabilities) under each Secured Cash Management Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.06, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securitization Subsidiary” means a Subsidiary of the Borrower (1) that is designated a “Securitization Subsidiary” by the Board of Directors, (2) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which (A) is Guaranteed by the Borrower or any Restricted Subsidiary of the Borrower, (B) is recourse to or obligates the Borrower or any Restricted Subsidiary of the Borrower in any way, or (C) subjects any property or asset of the Borrower or any Restricted Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (4) with respect to which neither the Borrower nor any Restricted Subsidiary of the Borrower has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities (including contingent liabilities) as they mature.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” shall mean any contribution to the common equity of the Borrower and/or any purchase of an Equity Interest (other than a Disqualified Equity Interest) of the Borrower from the Borrower and/or an investment in the Borrower (other than a Disqualified Equity Interest).

“Spot Rate” has the meaning specified in Section 1.07.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Wells Fargo Bank, National Association.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means a Closing Date Term Loan Commitment or a Delayed Term Loan Commitment, as the context may require

“Term Facility” means the facility providing for the Borrowing of Term Loans.  The initial aggregate amount of commitments in respect of the Term Facility is $1,125,000,000.

“Term Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.  For the avoidance of doubt, references to “Term Loans” shall be deemed to include “Delayed Term Loans.”

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term  Loans made by such Term Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $35,000,000.

“Ticking Fee” has the meaning specified in Section 2.09(b).

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, (b) the prepayment or payment of all amounts owing under the Existing Credit Agreement and the termination of all commitments with respect thereto and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Undrawn L/C Obligations” shall mean the portion, if any, of the Obligations constituting the contingent obligation of the Borrower to reimburse each L/C Issuer in respect of the then undrawn and unexpired portions of the Letters of Credit issued by such L/C Issuer pursuant to Section 2.03.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01(c), (ii) any Securitization Subsidiary, (iii) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.20 subsequent to the Closing Date, (iv) any Subsidiary that at the time of such designation shall not have more than de minimis assets and (v) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Loan Party” means any Loan Party that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“Voting Stock” means Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Equity Interests of any other class or classes shall have or might have voting power by reason or the happening of any contingency).

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or similar nominal shares to the extent required under applicable legal requirements) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest (other than directors’ qualifying shares or similar nominal shares to the extent required under applicable legal requirements) at such time.

“WNAP” means Wendy’s National Advertising Program, Inc., an Ohio corporation.

“Working Capital” means, for the Borrower and its Restricted Subsidiaries, at any date, the amount (which may be a negative number) of the Consolidated Current Assets of the Borrower and its Restricted Subsidiaries minus the Consolidated Current Liabilities of the Borrower and its Restricted Subsidiaries, at such date; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of the effects of purchase accounting.

1.02.        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           For the avoidance of doubt, any Indebtedness, Lien, Investment or Restricted Payment incurred in compliance with a ratio (including the Permitted Amount) shall be permitted notwithstanding any changes to such ratio subsequent to such transaction.

(e)           Where pro forma compliance with Section 7.11 is required but no Measurement Period cited in Section 7.11 or in the defined terms used therein has passed, the covenants in Section 7.11 for the first Measurement Period cited in such Section shall need to be satisfied as of the last four quarters most recently ended.

1.03.        Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.  For the purposes of this Agreement, “consolidated” with respect to any Person shall mean, unless expressly stated

to be otherwise, such Person consolidated with its Restricted Subsidiaries and shall not include any Unrestricted Subsidiary.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  If at any time any change in the interpretation of GAAP following an audit or review, as the case may be, of the financial statements of the Borrower by the Borrower’s accountants, would cause a re-characterization of operating leases of the Borrower and its Subsidiaries as Capitalized Leases, the Borrower shall have the right, exercised by providing written notice to the Administrative Agent, to elect to ignore such re-characterization for all purposes under this Agreement, including, without limitation, the calculation of any financial ratios and the definition of Indebtedness.  In addition, if at any time any change in GAAP would cause a re-characterization of operating leases of the Borrower and its Subsidiaries as Capitalized Leases, or cause such operating leases to be accounted for as Capitalized Leases, the Borrower shall have the right to elect, exercised by providing written notice to the Administrative Agent, to ignore such re-characterization or accounting change and to continue to treat such leases as operating leases for all purposes under this Agreement, including, without limitation, the calculation of any financial ratios and the definition of Indebtedness.

1.04.        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07.        Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars.  For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person act-

ing in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08.        Certifications.  All certificates and other statements required to be made by any officer, director or employee of a Loan Party pursuant to any Loan Document are and will be made on the behalf of such Loan Party and not in such officer’s, director or employee’s individual capacity.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.        The Loans.

(a)           The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make (i) a loan to the Borrower on the Closing Date in an aggregate amount equal to such Term Lender’s Closing Date Term Loan Commitment and (ii) an additional loan to the Borrower on one occasion on or before the Delayed Term Loan Commitment Termination Date (the “Delayed Term Loan”), in an aggregate amount equal to such Term Lender’s Delayed Term Loan Commitment.  Each Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Commitment.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.        Borrowings, Conversions and Continuations of Loans.

(a)           Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone; provided that the Borrower may rescind or postpone any notice in connection with the Borrowing on the Closing Date to the extent that the refinancing of the Existing Credit Agreement shall not be consummated or otherwise shall be delayed.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four Business

Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; provided, however, that the Administrative Agent may agree to shorter time periods with respect to the notice to be delivered in connection with the Borrowing on the Closing Date.  Not later than 1:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice  (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice (or 3:00 p.m. in the case of Borrowing of Base Rate Loans where the notice has been provided to the Administrative Agent on the Business Day of the Borrowing).  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan, unless the Borrower pays the amount due (if any) under Section 3.05 in connection therewith.  During the existence of an Event of Default, no Loans may be requested as or converted to Eurodollar Rate Loans without the consent of the Administrative Agent.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.

2.03.        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           None of the L/C Issuers shall issue any Letter of Credit if:

(A)           subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)          None of the L/C Issuers shall be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally, as certified in writing by the applicable L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $5,000;

(D)           such Letter of Credit is to be denominated in a currency other than Dollars;

(E)           any Revolving Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its reasonable discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its reasonable discretion; or

(F)           the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          None of the L/C Issuers shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           None of the L/C Issuers shall be under an obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          Each L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(vii)         If an L/C Issuer shall make any payment or disbursement pursuant to a drawing under a Letter of Credit, then, (x) the unpaid amount thereof shall bear interest, for each day from and including the date such payment or disbursement is made to but excluding the Honor Date, at the Applicable Rate for Revolving Credit Loans that are Base Rate Loans, and (y) unless the Borrower shall reimburse such payment or disbursement in full on the Honor Date, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the Honor Date to but excluding the date that the Borrower reimburse such payment or disbursement, at the rate per annum determined pursuant to Section 2.08(b).  Interest accrued pursuant to this paragraph shall be for the account of the applicable L/C Issuer, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to this Section 2.03(a) to reimburse such L/C Issuer shall be for the account of such Lender to the extent of such payment.

(viii)        In addition, and notwithstanding anything to the contrary set forth herein, no L/C Issuer shall be required to issue any Letter of Credit if, as a result of issuing such Letter of Credit, the face amount of all outstanding Letters of Credit issued by such L/C Issuer would exceed, in the aggregate, $30,000,000, regardless of the amount of such L/C Issuer’s Revolving Credit Commitment.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) the purpose and nature of the requested Letter of Credit.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); and (3) the nature of the proposed amendment.  Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participa-

tion in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)          If the Borrower so requests in any applicable Letter of Credit Application, an L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(vi)          Each L/C Issuer shall no later than the third Business Day following the last day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of

Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during each month, and showing the aggregate amount (if any) payable by Borrower to such L/C Issuer during such month.  Promptly after the receipt of such schedule from each L/C Issuer, Administrative Agent shall provide to Lenders a summary of such schedule.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 1:00 p.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments for each Revolving Credit Lender and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by such L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest).  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the applicable L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)        any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)       the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries;

provided that the foregoing shall not excuse such L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s bad faith, gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of its gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s bad faith, willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Loans that are Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuers pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate for Loans that are Eurodollar Rate Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate for Loans that are Eurodollar Rate Loans separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum of 0.125% or such lesser amount as otherwise agreed to with the applicable L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04.        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may, in its sole discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the principal amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a

Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)           Refinancing of Swing Line Loans.

(i)           The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility for each Revolving Credit Lender and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(i)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05.        Prepayments.

(a)           Optional.

(i)            The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part and, subject to Section 2.05(d), without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar

Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower, and subject to Section 2.16, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from a refinancing (or payment in full) of the Facilities, which refinancing (or other payment) shall not be consummated or otherwise shall be delayed.

(b)           Mandatory.

(i)            Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) (without giving effect to the proviso in such section) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any):

(A)           50% of Excess Cash Flow for the fiscal year covered by such financial statements (commencing with the fiscal year ending December 29, 2013) over

(B)           the sum of (I) the aggregate principal amount of Term Loans and Revolving Credit Loans prepaid pursuant to Sections 2.05 and of prepayments of the 2014 Notes and (II) scheduled principal repayments, to the extent actually made, of Term Loans pursuant to Section 2.07(a) (and, in each such case, to the extent related to revolving debt, so long as the related commitments are terminated), during the applicable fiscal year or during the period after such fiscal year but before the Excess Cash Flow payment is due and made so long as not deducted in the following fiscal year,

(such prepayments to be applied as set forth in clauses (v) and (viii) below); provided that the percentage of Excess Cash Flow required to be applied as a prepayment will be subject to the following stepdowns:  (i) 25% if the Borrower’s Consolidated Senior Secured Leverage Ratio as of the end of the fiscal year or period covered by such financial statements is less than 2.50:1.00 and greater than or equal to 2.00:1.00 as of the end of such fiscal year or period and (ii) 0% if the Borrower’s Consolidated Senior Secured Leverage Ratio as of the end of the fiscal year or period covered by such financial statements is less than 2.00:1.00 as of the end of such fiscal year or period.

(ii)           Subject to clause (vii) below, if the Borrower or any of its Restricted Subsidiaries Disposes of any property pursuant to Section 7.05(g), (o) or (q) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds within ten (10) Business Days following upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (viii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent within 10 Business Days of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may (A) reinvest all or any portion of such Net Cash Proceeds in Permitted Reinvestments so long as within 360 days after the receipt of such Net Cash Proceeds (or 540 days if within 360 days of the receipt of such Net Cash Proceeds, the Borrower or such Restricted Subsidiary enters into a binding agreement to reinvest such Net Cash Proceeds), such reinvestment shall have been consummated or (B) elect to have any or all of such Net Cash Proceeds applied to a reinvestment in Permitted Reinvestments that occurred not more than 270 days prior to the date of receipt of such Net Cash Proceeds (as certified by the Borrower in writing to the Administrative Agent); provided, further, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested or which the Borrower or such Restricted Subsidiary decides not to so reinvest shall be applied within five (5) Business Days to the prepayment of the Loans as set forth in this Section 2.05(b)(ii).

(iii)          Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clauses (v) and (viii) below).

(iv)           Subject to clause (vii) below, upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries, and not otherwise included in clause (ii) or (iii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within ten (10) Business Days after receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clauses (v) and (viii) below); provided, however, that with respect to any Extraordinary Receipt, at the election of the Borrower (as notified by the Borrower to the Administrative Agent within 10 Business Days of the receipt of proceeds), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Restricted Subsidiary may (A) apply such cash proceeds within 360 days after the receipt thereof (or 540 days if within 360 days of the receipt of such Net Cash Proceeds, the Borrower or such Restricted Subsidiary enters into a binding agreement to reinvest such Net Cash Proceeds) to make a Permitted Reinvestment or (B) or elect to have any or all of such Net Cash Proceeds applied to a reinvestment in Permitted Reinvestments that occurred not more than 270 days prior to the date of receipt of such Net Cash Proceeds; and provided, further, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested or which the Borrower or such Restricted Subsidiary decides not to so reinvest shall be applied within five (5) Business Days to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).

(v)           Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof on a pro-

rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b), without reduction in the Revolving Credit Commitments with respect thereto.

(vi)          If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall within one Business Day prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(vii)         Notwithstanding any of the other provisions of clause (ii) or (iv) of this Section 2.05(b) no prepayment which would otherwise be required to be made pursuant to clause (ii) or (iv) of this Section 2.05(b) shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection with any event described in clauses (ii) or (iv) of this Section 2.05(b) does not exceed $25,000,000 in the fiscal year of the Borrower in which such event occurs (it being understood that a prepayment shall only be required to the extent of the excess over $25,000,000 in such fiscal year).

(viii)        Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (ii), (iii) or (iv) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuers or the Revolving Credit Lenders, as applicable.

(c)           Discounted Prepayments.

(i)            Notwithstanding anything to the contrary in Section 2.05(a), 2.12(a) or 2.13 (which provisions shall not be applicable to this Section 2.05(c)) or any other provision of this Agreement, any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(c); provided that (A) no more than $50 million shall be outstanding in Revolving Loans, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis and (C) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment) and (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(c) has been satisfied and (3) except as previously disclosed in writing to the Administrative Agent and the Term Lenders, if such Purchasing Borrower Party is the Borrower or a Subsidiary thereof, such Purchasing Borrower Party does not have, as of the date of each Discounted Prepayment Option Notice and each Discounted Voluntary Prepayment Notice, any material non-public information (“MNPI”) with respect to the Borrower or any of its Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) prior to such time that could reasonably be expected to have a material effect upon, or otherwise be material to, a Term Lender’s decision to offer Term Loans to the Purchasing Borrower Party to be repaid.

(ii)           To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Term Loans in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below.  The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $5,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment:  (A) the Proposed Discounted Prepayment Amount of Term Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)          Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.05(c)(ii), the Administrative Agent shall promptly notify each Term Lender thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”).  Based on the Acceptable Prices and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to Section 2.05(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below).  Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.  For the avoidance of doubt, any Term Loans redeemed by the Borrower pursuant to a Discounted Voluntary Prepayment shall immediately cease to be outstanding.

(iv)          The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v)           Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi)          To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.05(c)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii)         Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii)        The aggregate principal amount of the Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid on the date of any such Discounted Voluntary Prepayment.

(ix)           Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(c) shall be applied at par to the remaining principal repayment installments of the Term Loans as directed by the Borrower.

(x)           In connection with any Discounted Voluntary Prepayment with a Purchasing Borrower Party other than the Borrower or a Subsidiary thereof, each of the Qualifying Lenders, on the one hand, and the Purchasing Borrower Party, on the other hand, shall acknowledge and agree that, (A) the other party currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to it and that may be material to a decision to participate in any Discounted Voluntary Prepayment or enter into any of the transactions contemplated thereby (the “Excluded Information”), (B) it has independently and without reliance on the other party made its own analysis and determined to participate in the Discounted Voluntary Prepayment and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (C) the other party shall have no liability to it, and it hereby (to the extent permitted by law) waives and releases any claims it may have against the other party (under applicable laws or otherwise) with respect to the nondisclosure of the Excluded Information.

(d)           Prepayment Premium.  Notwithstanding anything herein to the contrary, in the event that, on or prior to the first anniversary of the Closing Date, (x) the Borrower makes any prepayment of Term Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), 1% of the principal amount of the Term Loans so prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the Term Loans being so refinanced or repriced.

2.06.        Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon notice to the Administrative Agent, terminate the Delayed Term Loan Commitment, the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Delayed Term Loan Commitment, the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing (or payment in full) of the Facilities, which refinancing (or other payment) shall not be consummated or otherwise shall be delayed.

(b)           Mandatory.  The aggregate Closing Date Term Loan Commitments shall be automatically and permanently reduced to zero at 5:00 p.m. on the Closing Date.  The aggregate Delayed Term Loan Commitments shall be automatically and permanently reduced to zero at 5:00 p.m. on the Delayed Term Loan Commitment Termination Date.

(c)           If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(d)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07.        Repayment of Loans.

(a)           Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Delayed Term Loan Commitment Termination Date, an aggregate amount equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Delayed Term Loan Commitment Termination Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.

(b)           Revolving Credit Loans.  The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)           Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made, (ii) the demand of the Swing Line Lender and (iii) the Maturity Date for the Revolving Credit Facility.

2.08.        Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)       If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)       Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.        Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.  For the avoidance of doubt, Swing Line Loans shall not be considered outstanding for purposes of determining the Outstanding Amount of Revolving Credit Loans.

(b)           Ticking Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Lender that has a Delayed Term Loan Commitment, in accordance with its Applicable Percentage (as calculated solely in accordance with clause (a)(ii) of the definition thereof) of such Delayed Term Loan Commitment, a ticking fee (the “Ticking Fee”) equal to (i) 0.50% per annum of such Delayed Term Loan Commitment, accruing from and including the Closing Date to July 15, 2012 and (ii) 50% of the Applicable Rate for Term Loans that are Eurodollar Rate Loans per annum of such Delayed Term Loan Commitment, accruing from and including July 16, 2012 to the Delayed Term Loan Commitment Termination Date (or such earlier date as the Delayed Term Loan Commitment is terminated).  The Ticking Fee shall be payable in arrears on the Delayed Term Loan Commitment Termination Date (or such earlier date as the Delayed Term Loan Commitment is terminated).

(c)           Other Fees.

(i)           The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Agent Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.        Computation of Interest and Fees.  All computations of interest for Base Rate Loans including Base Rate Loans (determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender

(through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12.        Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the relevant L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the relevant L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the relevant L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(d)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13.        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of such Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of such Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of such Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of such Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii)       the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the terms of this Agreement (including, without limitation, as provided in Section 2.05 and the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant; and

(iii)       the provisions of this Section shall not be construed to apply to any Cash Collateralization or similar security provided solely for the benefit of the L/C Issuers or Swing Line Lender in accordance with Section 2.03(a)(iii)(F) or 2.04(a).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14.        Increase in Commitments.

(a)           So long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon notice to the Administrative Agent, at any time after the Closing Date, the Borrower may request one or more Additional Term Commitments or one or more Additional Revolving Credit Commitments (it being understood and agreed that (i) at the election of the Borrower, such additional commitments in respect of any term loans may be implemented through the addition of additional new tranches of such loans instead of being implemented as increases in the applicable Commitments and (ii) if the Borrower makes such election, the provisions of this Section shall be read in a manner that permits such election to be implemented; provided that (x) the final maturity date of any such new tranche of term loans shall be no earlier than the Maturity Date for the Term Loans and (y) the weighted average life to maturity of any such new tranche of term loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans); provided that (i) after giving effect to any such additional commitments, the aggregate amount of Additional Term Commitments and Additional Revolving Credit Commitments that have been added pursuant to this Section 2.14 shall not exceed $275,000,000 (minus the aggregate principal amount of any Permitted Additional First Lien Debt the proceeds of which are not used solely to repay Term Loans) unless, after giving effect to any such additional commitments, the Consolidated Senior Secured Leverage Ratio, computed on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered, would be no greater than 3.00 to 1.0; (ii) any such addition shall be in an aggregate amount of $10,000,000 or any whole multiple of $500,000 in excess thereof (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Additional Term Commitments and Additional Revolving Credit Commitments set forth in clause (i) to this proviso), (iii) the final maturity date of any Additional Term Loans shall be no earlier than the Maturity Date for the Term Loans, (iv) the weighted average life to maturity of the Additional Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans (excluding the Delayed Term Loan), (v) no Lender shall be required to participate in the Additional Term Commitments or the Additional Revolving Credit Commitments, (vi) the interest rate and amortization schedule applicable to the Additional Term Commitments shall be determined by the Borrower and the lenders thereof; provided that if such Additional Term Commitments are incurred within 18 months of the Closing Date then and only then in the event that the interest margins applicable to such Additional Term Commitments is greater than the interest margins for the Term Facility by more than 50 basis points, then the interest margins for the Term Facility shall be increased to the extent necessary so that the interest margins for such Additional Term Commitments are no more than 50 basis points greater than the interest margins for the Term Facility; provided, further, that in determining the interest margins applicable to the Term Facility and the Additional Term Commitments, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Term Facility or the Additional Term Commitments in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Arrangers (or their affiliates) in connection with the Term Facility or to one or more arrangers (or their affiliates) of the Additional Term Commitments shall be excluded and (vii) the Additional Term Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans.  Any Additional Revolving Credit Commitments shall be on the same terms and pursuant to the same documentation applicable to the Revolving Credit Facility (it being understood that customary arrangement or commitment fees payable to one or more arrangers (or their affiliates) of the Additional Revolving Credit Commitments may be different than those paid with respect to the Revolving Credit Facility).

(b)           If any Additional Term Commitments or Additional Revolving Credit Commitments are added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Additional Commitments Effective Date”) of such addition.  Additional Term Loans may be made, and Additional Revolving Credit Commitments may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s providing such Additional Revolving Credit Commitments if such consent would be required under Section 10.06(b) for an assignment of Revolving Credit Commitments to such Lender or Additional Lender.  As a condition precedent to such addition, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of the Borrower certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.05(a) and Section 5.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, (ii) no Default or

Event of Default exists immediately before or immediately after giving effect to such addition, and (iii) the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 7.11 after giving effect to the making of Additional Term Loans or Additional Revolving Credit Loans, as applicable.  On each Additional Commitments Effective Date, each applicable Lender or other Person which is providing an Additional Term Commitment or an Additional Revolving Credit Commitment (i) in the case of any Additional Revolving Credit Commitment, shall become a “Revolving Credit Lender” for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Additional Term Commitment, shall make an Additional Term Loan to the Borrower in a principal amount equal to such Lender’s or Person’s Additional Term Commitment.  Any Additional Revolving Credit Loan shall be a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents and any Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Additional Commitments Effective Date with respect to any Additional Revolving Credit Commitment (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments.

(c)           Any other terms of and documentation entered into in respect of any Additional Term Loans made or any Additional Revolving Credit Commitments provided, in each case pursuant to this Section 2.14, shall be consistent with the Term Loans or the Revolving Credit Commitments, as the case may be (including with respect to voluntary and mandatory prepayments), other than as contemplated by Section 2.14(a) above; provided that such other terms and documentation in respect of any Additional Term Loans may be materially different from those of the Term Loans, to the extent such difference shall be reasonably satisfactory to the Administrative Agent or be consistent with terms and documentation in respect of comparable Indebtedness of similar companies at the time of such Additional Term Loans in light of the market.  Any Additional Term Loans or Additional Revolving Credit Commitments, as applicable, made or provided pursuant to this Section 2.14 shall be evidenced by one or more entries in the accounts or records maintained by the Administrative Agent in accordance with the provisions set forth in Section 2.11.

(d)           This Section 2.14 shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.  Notwithstanding any other provision of any Loan Document, the Loan Documents may be amended by the Administrative Agent and the Loan Parties to provide for terms applicable to each Additional Term Commitment and/or Additional Revolving Credit Commitment, as the case may be.

2.15.        Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, within three (3) Business Days Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any Lien of any Person other than in favor of the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.04, 2.05, 2.06, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03).

2.16.        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)        Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)       Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the applicable L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)       Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee or ticking fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)       Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b)           Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the af-

fected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17.        Extension of Maturity Date in respect of Revolving Credit Facility and Term Loan Facility.

(a)           Requests for Extension.  The Borrower may, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders) not earlier than 45 days after the date hereof and not later than 35 days prior to the Maturity Date then in effect hereunder in respect of the Revolving Credit Facility or Term Loan Facility, as applicable  (the “Existing Maturity Date”), request that each Revolving Credit Lender and/or Term Lender extend such Lender’s Maturity Date in respect of the Revolving Credit Facility or the Term Loan Facility, as applicable, for an additional period of time from the respective Existing Maturity Date.

(b)           Lender Elections to Extend.  Each Revolving Credit Lender and/or Term Lender, acting in its sole and individual discretion, shall, by procedures reasonably determined by the Administrative Agent and the Borrower that give Lenders at least five Business Days to respond advise the Administrative Agent whether or not such Revolving Credit Lender and/or Term Lender agrees to such extension and each Revolving Credit Lender and/or Term Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination and any Revolving Credit Lender and/or Term Lender that does not so advise the Administrative Agent on or before any necessary date shall be deemed to be a Non-Extending Lender.  The election of any Revolving Credit Lender and/or Term Lender to agree to such extension shall not obligate any other Revolving Credit Lender or any other Term Lender to so agree.

(c)           Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each Revolving Credit Lender’s and/or Term Lender’s determination under this Section promptly after the deadline for responses.

(d)           Conditions to Effectiveness of Extensions.  As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the applicable extension date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(e)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.        Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws (as determined by the Borrower, the Administrative Agent or other applicable withholding agent) be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower, the Administrative Agent or other applicable withholding agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be.

(ii)           If the Borrower, the Administrative Agent or other applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) the Borrower, the Administrative Agent or other applicable withholding agent shall withhold or make such deductions as are determined by the Borrower, the Administrative Agent or other applicable withholding agent to be required, (B) the Borrower, the Administrative Agent or other applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any such required withholding or deductions (including withholding or deductions on account of Indemnified Taxes or Other Taxes that are applicable to additional sums payable under this Section 3.01) have been made, the Administrative Agent or applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made, provided that in the case of any such withholding or deductions made by an applicable withholding agent other than the Borrower, any Guarantor or the Administrative Agent, such withholding agent shall have provided the Borrower with a copy of the written advice of tax counsel, in form and substance reasonably acceptable to the Borrower, to the effect that it was reasonable for such withholding agent to conclude that such withholding or deductions were required by applicable Laws.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.  Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  Upon request by the Administrative Agent, after any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders; Tax Documentation.

(i)            Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing,

(A)           any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code, other applicable Law or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)          executed originals of Internal Revenue Service Form W-8ECI,

(III)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) (or section 871(h), if applicable) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that no interest payments in connection with any Loan Document are effectively connected with the Foreign Lender’s conduct of a U.S. trade or business and such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) (or section 871(h)(3)(B), if applicable) of the Code or (C) a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code and (y) executed originals of  Internal Revenue Service Form W-8BEN,

(IV)        to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender transferring some or all of its beneficial ownership to a participant), executed originals of Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit N-2, N-3 or N-4 (as applicable), Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit N-2, on behalf of such beneficial owner(s) (in lieu of causing each partner to provide such certificate), or

(V)          executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)           Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete, expired or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in applicable tax or (2) notify Administrative Agent and Borrower in writing of its inability to deliver any such forms, certificates or other evidence.

(iv)           If a payment made to a Foreign Lender would be subject to United States federal withholding tax imposed by FATCA if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA, such Foreign Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by the applicable law and at such times or times reasonably requested by the Borrower or the Administrative Agent, any documentation required by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent sufficient for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Foreign Lender has complied with such applicable reporting requirements and/or to determine whether any withholding is required under FATCA.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent, any Lender determines, in its good faith sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which the Loan Party has paid additional amounts pursuant to this Section 3.01, it shall within 10 days from the date of such receipt, pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)           For purposes of this Section 3.01, each reference to the term “Lender” shall include the L/C Issuers and Swing Line Lender.

3.02.        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to de-

termine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower may, within five Business Days following demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04.        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate  or contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)       subject any Lender or any L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes payable by such Lender or such L/C Issuer); or

(iii)       impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or, in the case of paragraph (ii) above, any Loan), or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer in writing, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity requirements), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth in reasonable detail  the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 Business Days from receipt of such notice.

3.05.        Compensation for Losses.  Upon written request of any Lender (with a copy to the Administrative Agent and the Borrower) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing in an amount not to exceed $500 per Lender.  For the avoidance of doubt, the Borrower shall not compensate any Lender for any loss of anticipated profits under this Section 3.05.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06.        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower here-

by agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, or if a Lender becomes a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 10.13.

3.07.        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Secured Obligations hereunder, resignation of the Administrative Agent or any assignment by a Lender.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.        Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimile (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)           executed counterparts of this Agreement, the completed Perfection Certificate and the Guaranty, sufficient in number for distribution to the Administrative Agent and the Borrower;

(ii)          a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)         a security agreement, in substantially the form of Exhibit G (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), duly executed by each Loan Party, together with:

(A)           certificates representing the Pledged Securities referred to therein accompanied by undated stock powers executed in blank in the case of equity and instruments indorsed in blank in the case of debt,

(B)           proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C)           certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate,

(D)           evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary in order to perfect the Liens created thereby,

(E)           the Control Agreements (as defined in the Security Agreement), in each case to the extent required in the Security Agreement and duly executed by the appropriate parties,

(F)           evidence that all other action that the Administrative Agent may deem necessary in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters, mortgage releases and UCC-3 termination statements);

(iv)         [Reserved];

(v)          an intellectual property security agreement or agreements for each of copyrights, patents and trademarks, in substantially the form attached to the Security Agreement (as amended, the “Intellectual Property Security Agreement”), duly executed by each applicable Loan Party, together with evidence that all action that the Administrative Agent may deem necessary in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi)         such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii)       an opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent (which shall cover New York law and the General Corporation Law, Limited Liability Company Act and Revised Uniform Limited Partnership Act of Delaware);

(ix)           an opinion of local counsel to the Loan Parties in each of Colorado, Florida and Ohio, addressed to the Administrative Agent and the Secured Parties;

(x)           a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transaction and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi)          a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xii)         a certificate attesting to the Solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis before and after giving effect to the Transaction and the incurrence of Indebtedness related thereto, from the Borrower’s chief financial officer in form and substance reasonably satisfactory to the Arrangers;

(xiii)        evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured under all insurance policies maintained with respect to the assets and properties, as applicable, of the Loan Parties that constitutes Collateral;

(xiv)        evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released; and

(xv)         such other assurances, certificates or documents as the Administrative Agent reasonably may require.

(b)           (i) All fees and expenses required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid, in each case, to the extent invoiced.

(c)          Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and documented fees, out-of-pocket charges and disbursements of one outside counsel and one local counsel in each relevant jurisdiction to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such reasonable and documented fees, out-of-pocket charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings.

Without limiting the generality of the provisions of Section 9.03(e), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02.        Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           Other than with respect to the Delayed Term Loan, the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

    (b)          (i) Other than with respect to the Delayed Term Loan, no Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof or  (ii) with respect to the Delayed Term Loan, no Event of Default shall exist, unless the Borrower shall have taken steps to cure such Event of Default that are reasonably expected by the Borrower to cure such Event of Default within five Business Days and are disclosed to the Lenders, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(iii)        The Administrative Agent and, if applicable, each L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than (i) the Committed Loan Notice requesting the Delayed Term Loan and (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.        Existence, Qualification and Power.  Except as permitted by Section 7.04 or as disclosed in Schedule 5.01 hereto, each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept applies to such entity), (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or opera-

tion of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in the case of clauses (b) and (c), where such contravention, conflict, breach, Lien, payment or violations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03.        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority (except as otherwise permitted under the Loan Documents) nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, or that have been or will be, on or prior to the Closing Date, obtained or made, and with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

5.04.        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05.        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries and the related condensed consolidated statements of income or operations and cash flows for the most recent fiscal quarter delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were based on the current conditions and facts known to the Borrower at the time of delivery of such forecasts and reflect the Borrower’s good faith estimate of its future financial condition and performance.  Notwithstanding the foregoing, it is understood that such forecasted balance sheets are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that no assurance can be given that such forecasts will be realized.

5.06.        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to enjoin this Agreement, any other Loan Document or the consummation of the Transaction, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07.        No Default.  Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08.        Ownership of Property; Liens; Investments.

(a)           Each Loan Party and each of its Subsidiaries has record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No such Real Property is subject to any Lien, other than Liens created or permitted by the Loan Documents.

(b)           [Reserved]

(c)           [Reserved]

(d)           Schedule 5.08(d) sets forth a complete and accurate list of all Investments as of the date hereof held by any Loan Party or any Restricted Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09.        Environmental Matters.

(a)           The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list.

(c)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) there has been no Release or threat of Release of Hazardous Materials on, at, under or emanating from any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries.

(d)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries and their respective properties, businesses and operations are in compliance with applicable Environmental Laws; (ii) each of them has obtained all Environmental Permits required in connection with the operation of its business or the ownership, operation and use of its properties, all of which are in full force and effect, and (iii) no Loan Party or any of their Subsidiaries is subject or a party to any order, agreement or judgment which imposes any obligation or liability under any Environmental Law.

(e)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any Release or threatened Release of Hazardous Materials at, on, under or emanating from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10.        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of the Borrower, appropriate for a business of the size and character of the Borrower and its Subsidiaries.

5.11.        Taxes.  Except for any failure that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect: each of the Borrower and its Subsidiaries has (a) timely filed all Tax returns required to be filed, (b) satisfied all of its Tax withholding obligations and (c) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax return) due and payable by it and all Tax assessments received by it, other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, if such contest shall have the effect of suspending enforcement or collection of such Taxes. Each of the Borrower and its Subsidiaries has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. There are no current or, to the knowledge of the Borrower or any of its Subsidiaries, pending or proposed Tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.12.        ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.  Except as set forth on Schedule 5.12(a), as of the Closing Date each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or  lawsuits, or action by any Governmental Authority, with respect to any Plan that  could reasonably be expected to have a Material Adverse Effect.  There has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan other than any  “prohibited transaction” for which statutory or administrative exemption is available that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event, (ii) no Loan Party or any ERISA Affiliate has failed to meet the minimum funding standard within the meaning of the Pension Funding Rules in respect of any Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been requested or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for the Pension Plan is 60% or higher, (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than the payment of premiums, and there are no premium payments which have become due that are unpaid, and (v) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the knowledge of any Loan Party, no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan.

5.13.        Subsidiaries; Equity Interests; Loan Parties.  As of the date hereof, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party or a Subsidiary of a Loan Party in the amounts specified on Part (a) of Schedule 5.13, and all Equity Interests owned by a Loan Party are free and clear of all Liens except those created under the Collateral Documents and Permitted Liens.  No Loan Party has any equity investments in any other corporation or entity as of the date hereof other than those specifically disclosed in Part (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and as of the date hereof are owned by Holdings in the amounts specified on Part (c) of Schedule 5.13.  Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vii) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14.        Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15.        Disclosure.  No written report, financial statement, certificate or other information furnished (other than projections, budgets, other estimates and general market data) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in light of the circumstances under which they were made.

5.16.        Compliance with Laws.  Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17.        Intellectual Property; Licenses, Etc.  Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other Intellectual Property rights that are reasonably necessary for the operation of their respective businesses and as of the Closing Date Schedule 5.17 sets forth a complete and accurate list of (i) all trademarks, service marks, copyrights and patents owned by each Loan Party and each of its Subsidiaries that are registered or for which an application for registration is pending and (ii) all material Intellectual Property licenses to which each Loan Party and each Subsidiary is a licensee of Intellectual Property.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person in any material respect.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18.        Solvency.  The Borrower and the Restricted Subsidiaries on a consolidated basis are Solvent.

5.19.        [Reserved].

5.20.        Labor Matters.  Except as set forth on Schedule 5.20, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and, except as could not reasonably be expected individually or in the aggregate to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21.        Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein and, (i) when financing statements and other filings in appropriate form with respect to the Loan Parties are filed in the appropriate offices as set forth with respect to such filings on the Closing Date in Schedule 7 to the Perfection Certificate and (ii) subject to Schedule 6.23, upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Collateral Documents), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction or by possession or control), in each case subject to no Liens other than Liens permitted by Section 7.01.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Obligations have been Fully Satisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Restricted Subsidiary to:

6.01.        Financial Statements.  Deliver to the Administrative Agent, for further distribution to each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 30, 2012), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholder’s equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than due solely to a projected failure to comply with financial covenants set forth in Section 7.11 or to the Loans reaching their maturity within the next fiscal year following the date of such report); provided that, the requirements of this clause (a) shall be deemed satisfied by the filing with the SEC by the Borrower, Holdings or Parent of an Annual Report on Form 10-K containing the financial information required by this clause (a) on or prior to the date such Annual Report on Form 10-K is required to be filed with the SEC;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 10 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ended July 1, 2012), a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related condensed consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, such condensed consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided that, the requirements of this clause (b) shall be deemed satisfied by the filing with the SEC by the Borrower, Holdings or Parent of a Quarterly Report on Form 10-Q containing the financial information required by this clause (b) on or prior to the date such Quarterly Report on Form 10-Q is required to be filed with the SEC;

(c)           not later than 90 days after the end of each fiscal year, (i) the annual business plan of the Borrower and its Restricted Subsidiaries for the fiscal year next succeeding such fiscal year and (ii) forecasts prepared by management of the Borrower for each of the two fiscal years next succeeding such fiscal year (but in any event not beyond the fiscal year in which the Maturity Date with respect to the Term Facility is scheduled to occur), including, in each instance described in clauses (i) and (ii) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(d)           within the time frames for delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) (and without giving effect to the provisos in such sections), a separate schedule displaying a consolidating balance sheet and statements of income and cash flows separating out each Unrestricted Subsidiary (which shall be required only if Borrower has, or during the relevant period, had any Unrestricted Subsidiaries and such Unrestricted Subsidiaries had revenues or total assets for such period in an aggregate amount that is greater than 5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries for such period disregarding any intercompany indebtedness (but not any related cash or hard assets) in such calculation) certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the information set forth therein in a manner consistent with the Borrower’s internal consolidating schedules that support the consolidated financial statements of Borrower and its Restricted Subsidiaries referred to above.

6.02.        Certificates; Other Information.  Deliver to the Administrative Agent, for further distribution to each Lender:

(a)           [Reserved];

(b)           within the time frames for delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b) (and without giving effect to the provisos in such sections), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or chief accounting officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes); (ii) a copy of management’s discussion and analysis with respect to such financial statements (which shall be deemed provided by the filing with the SEC by the Borrower, Holdings or Parent of a Form 10-Q or Form 10-K containing the MD&A required by applicable SEC rules); and (iii) if applicable, notice of any proposed Specified Equity Contribution;

(c)           [Reserved];

(d)           [Reserved];

(e)           [Reserved];

(f)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a report summarizing the material insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Restricted Subsidiaries in form and detail reasonably satisfactory to the Administrative Agent;

(g)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party (and, for avoidance of doubt, excluding routine investigations, audits or inquiries);

(h)           subject to confidentiality requirements, not later than five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that, in each case in this clause (h), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(i)           promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j)           within the time frames for delivery of financial statements pursuant to Section 6.01(a) (without giving effect to the proviso in such section), deliver to the Administrative Agent a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement), signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent;

(k)           not later than 30 days after each fiscal quarter, copies of each amendment to any Organization Document of any Loan Party that was approved during such fiscal quarter; and

(l)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Restricted Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request in form and detail reasonably satisfactory to the Administrative Agent.

Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and (iii) the Borrower may deliver such documents to the Administrative Agent (for further distribution to each Lender) in accordance with Section 10.02 and such documents shall be deemed to have been given in accordance with such Section.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03.        Notices.  Promptly after a Responsible Officer of any Loan Party has actual knowledge of the existence thereof, notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect and to the extent not disclosed in a publicly available filing with the SEC;

(c)           of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred after the Closing Date, could reasonably be expected to result in liabilities of the Borrower in an amount exceeding $10,000,000;

(d)           [Reserved]; and

(e)           of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv).

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all of its Tax liabilities, unless the same are being contested in good faith by appropriate proceedings, adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary and such contest shall have the effect of suspending enforcement or collection of such Taxes; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than in the case of Permitted Liens); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case in this Section 6.04, to the extent the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.05.        Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or except, in the case of entities other than the Borrower only, to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07.        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage (and with deductibles) of such types and in such amounts as are, in the reasonable business judgment of the Borrower, appropriate for a business of the size and character of the Borrower and its Subsidiaries.  All such insurance shall name the Administrative Agent as additional insured, to the extent applicable.

6.08.        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10.        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise (together with one or more Lenders) rights under this Section 6.10 on behalf of the Lenders and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default, and only one (1) such time shall be at the Borrower’s expense; provided further, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11.        Use of Proceeds.  Use the proceeds of the Credit Extensions for (i) working capital, Capital Expenditures and other general corporate purposes including, without limitation, to purchase the 2016 Notes in the 2016 Notes Tender Offer and/or redeem, purchase, defease or discharge the 2016 Notes and to pay related fees and expenses incurred in connection therewith, and other prepayments, refinancings, redemptions, purchases, defeasances or other discharges of Indebtedness permitted to be repaid, redeemed or discharged pursuant to this Agreement, for Investments and Restricted Payments permitted hereunder and any other purpose not prohibited hereunder; (ii) to refinance the Existing Credit Agreement; (iii) to pay fees and expenses incurred in connection therewith; and (iv) in the case of any Additional Term Commitments or Additional Revolving Credit Commitments, any purpose not prohibited hereunder.  It is agreed that the Delayed Term Loans will only be used to redeem, purchase, defease or discharge the 2016 Notes and to pay related fees and expenses incurred in connection therewith.

6.12.        Additional Collateral; Additional Guarantors.

(a)           With respect to any property acquired after the date hereof by any Loan Party that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within 90 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall deem necessary to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  The Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Collateral Documents on such after-acquired properties.

(b)           With respect to any Person that is or becomes a Subsidiary after the date hereof, (i) in the case of any direct Subsidiary of a Loan Party, deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary held by a Loan Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (in the case of a Restricted Subsidiary only), promptly (and in any event within 90 days after such Person becomes a Restricted Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Guarantor and a joinder agreement to the Security Agreement and any other applicable Collateral Document, substantially in the form annexed thereto and (B) to take all actions necessary in the reasonable opinion of the Administrative Agent to cause the Lien created by the Security Agreement and each other applicable Collateral Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Administrative Agent pursuant to clause (i) of this Section 6.12(b) shall not include any Equity Interests of an Excluded CFC Holdco, a CFC or any Subsidiary of a CFC and (2) no Excluded CFC Holdco, CFC or any Subsidiary of a CFC shall be required to take the actions specified in clause (ii) of this Section 6.12(b); provided that the exception set forth in clause (1) above shall not apply to (A) Voting Stock of any direct Subsidiary of a Loan Party which is a CFC or Excluded CFC Holdco representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such direct Subsidiary of a Loan Party.  Any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 6.12(b).

(c)           For the avoidance of doubt and notwithstanding anything to the contrary in any of the Loan Documents, in no event shall any Unrestricted Subsidiary or, so long as such entity is not wholly owned for legitimate business purposes, any non-Wholly Owned Subsidiary or joint venture be required to become a Guarantor or become or remain party to the Security Agreement.  Equity Interests in the entities set forth in Schedule 6.12(c) (in excess of any percentage that such Schedule indicates will be pledged) are not required to be subject to the Lien created by the Security Agreement.

(d)           Notwithstanding any other provisions set forth in this Section 6.12 or any other provision contained in this Agreement or any other Loan Document, the obligations of the Borrower and the Domestic Subsidiaries under this Section 6.12 are subject to, and expressly limited by, the last paragraph of Section 2.1 of the Security Agreement and the definition of “Excluded Property” therein.

6.13.        Compliance with Environmental Laws.  Comply, and cause all lessees and other Persons operating or occupying properties owned or leased by it to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to address Hazardous Materials at, on, under or emanating from any properties owned or leased by it as required and in accordance in all material respects with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14.        [Reserved].

6.15.        Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by this Agreement or the applicable Collateral  Document, or obtain any consents or waivers as may be reasonably necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may reasonably require.  If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding any other provision set forth in this Section 6.15 or any other provision contained in this Agreement or any other Loan Document, the obligations of the Borrower and its Domestic Subsidiaries under this Section 6.15 are subject to, and expressly limited by, the last paragraph of Section 2.1 of the Security Agreement and the definition of “Excluded Property” therein.

6.16.        [Reserved].

6.17.        [Reserved].

6.18.        Information Regarding Collateral and Loan Documents.  Not effect any change in (i) any Loan Party’s legal name, (ii) the location of any Loan Party’s chief executive office, (iii) any Loan Party’s identity or organizational structure, (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 10 days’ prior written notice (in the form of a certificate by a Responsible Officer), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral with a value in excess of $5,000,000 is located (including the establishment of any such new office or facility).

6.19.        [Reserved].

6.20.       Designation of Subsidiaries.  The Borrower may at any time after the Closing Date designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the covenants set forth in Section 7.11, determined on a Pro Forma Basis as of the last day of the most recently ended Measurement Period (or, if no Measurement Period cited in Section 7.11 or in the defined terms used therein has passed, the covenants in Section 7.11 for the first Measurement Period cited in such Section shall be satisfied as of the last four quarters ended), in each case, as if such designation had occurred on the last day of such fiscal quarter of the Borrower and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary (other than a Securitization Subsidiary) may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness that has an “Unrestricted Subsidiary” concept, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 6.20 prior to the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed the greater of $150.0 million and 5.0% of Consolidated Total Assets (disregarding any intercompany indebtedness (but not any related cash or hard assets) in such calculation) of the Borrower as of such Designation Date pro forma for such designation.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

6.21.        Maintenance of Debt Ratings.  The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, Holdings or Parent, and a public rating of the Facilities by each of S&P and Moody’s.

6.22.        [Reserved]

6.23.        Post-Closing Matters.  Execute and deliver to the Administrative Agent the documents and complete the tasks set forth on Schedule 6.23 hereto, within 90 days after the date hereof, unless otherwise agreed by the Administrative Agent in respect of any such document or task.

ARTICLE VII
NEGATIVE COVENANTS

Until the Obligations have been Fully Satisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to:

7.01.        Liens.  Create, incur, assume or suffer to exist any Liens upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided that the Borrower or any Restricted Subsidiary may create, incur, assume or suffer to exist any Liens (including, without limitation, Junior Liens) securing Indebtedness (and Liens on the same assets securing obligations in respect of such Indebtedness)

if, after giving effect to the incurrence of any Indebtedness secured by such Lien on a Pro Forma Basis, the Consolidated Senior Secured Leverage Ratio would be no greater than 3.0 to 1.0.  Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may create, incur, assume or suffer to exist the following Liens upon any of its property, assets or revenues, whether now owned or hereafter acquired (together with Liens permitted to be created, incurred, assumed or to exist pursuant to the preceding sentence, “Permitted Liens”):

(a)           (i)   Liens pursuant to any Loan Document (including Liens related to Cash Collateralizations) and (i) Liens pursuant to any documentation governing any Permitted Additional First Lien Debt;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered by the security granting clause is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(e), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(e);

(c)           Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and Liens of landlords arising by statute and other Liens incurred in the ordinary course of business that are imposed by Law;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, or other similar obligations other than any Lien imposed by ERISA;

(f)           Liens, pledges and deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions, covenants, survey exceptions, encroachments, irregularities defects and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount and which do not (i) secure Indebtedness or (ii) individually or in the aggregate materially interfere with the ordinary conduct of the business of the applicable Person at any location;

(h)           Liens securing judgments for the payment of money, appeal bonds or letters of credit issued in support of or in lieu of appeal bonds in each case not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness permitted under Section 7.02(g); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof (including insurance proceeds) and the attachments thereto;

(j)            any interest or title of a licensor, lessor or sublessor under any license, lease or sublease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business covering only the assets so leased and licenses and sublicenses of Intellectual Property in the ordinary course of business;

(k)           any interest of a lessor under a Capitalized Lease;

(l)            in the case of leased Real Property, Liens to which the fee interest (or any superior interest) in such Real Property is subject;

(m)           municipal and zoning ordinances, which are not violated in any material respect by the existing improvements and present use thereof;

(n)           rights of setoff, banker’s liens and similar rights in favor of a financial institution that encumber deposits and are within the general parameters customary in the banking industry and customary Liens in favor of trustees and escrow agents;

(o)           Liens that might be deemed to exist on the assets subject to a repurchase agreement constituting a Cash Equivalent permitted hereunder, if such Liens are deemed to exist solely because of the existence of such repurchase agreement;

(p)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business in accordance with the past practices;

(q)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(r)            Liens on cash and Cash Equivalents (i) in an amount not to exceed $30 million arising in the ordinary course of business under Cash Management Agreements and any reserves which are required to be imposed on the Borrower or any of its Restricted Subsidiaries in the ordinary course of business by any credit card processors and any rights of such credit card processors to impose such reserves; provided that the taking of such reserves and the amount of such reserves are, in each case, in accordance with the terms of the applicable credit card payment processing agreement entered into in the ordinary course of business and (ii) in an amount not to exceed $5 million securing Swap Contracts to hedge or mitigate risks as a result of currency fluctuations;

(s)           Liens securing Indebtedness permitted under Section 7.02(h) and Indebtedness permitted under the first sentence of Section 7.02; provided that such Liens are limited to Liens on assets of Foreign Restricted Subsidiaries that are obligors on such Indebtedness;

(t)            Liens on assets pursuant to merger agreements, stock or asset purchase agreements, stockholders agreements and similar agreements in respect of the disposition of such assets;

(u)           options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(v)           Liens incurred in the ordinary course of business not securing Indebtedness and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(w)          Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary of the Borrower, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Borrower or any Restricted Subsidiary;

(x)            Liens on property at the time the Borrower or any of its Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Borrower or a Restricted Subsidiary, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Borrower or any Restricted Subsidiary;

(y)           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(z)           deposits made in the ordinary course of business to secure liability to insurance carriers;

(aa)         Liens arising under any Permitted Receivables Financing;

(bb)         Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(cc)         Liens in favor of lessors, sublessors, lessees or sublessees securing operating leases or, to the extent such transactions create a Lien hereunder, sale and leaseback transactions, to the extent such sale and leaseback transactions are permitted hereunder;

(dd)         Liens for the benefit of the seller deemed to attach solely because of the existence of cash deposits and attaching solely to cash deposits made in connection with any letter of intent or acquisition agreement with respect to a Permitted Acquisition or other Investments;

(ee)         in the case of Subsidiaries of the Borrower organized as business trusts, Liens on the assets of such Subsidiary in favor of the trustee of such Subsidiary in order to secure such trustee’s fees and expenses;

(ff)           Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owed to the Borrower or a Restricted Subsidiary that is a Guarantor;

(gg)         extensions, renewals or replacements of any Liens referred to in clauses (w) or (x) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and the amount secured by such Lien is not increased;

(hh)         Liens on cash deposits, securities or other property in deposit or securities accounts in connection with the redemption, defeasance, repurchase or other discharge of the 2014 Notes, the 2016 Notes, the 2025 Debentures or any Permitted Refinancing Indebtedness in respect thereof in accordance with Section 7.03(p);

(ii)           extensions, renewals or replacements of Liens securing Indebtedness secured by Liens pursuant to the first sentence of this Section 7.01 in connection with Permitted Refinancing Indebtedness of such Indebtedness, provided that such Liens do not extend to any other property and the amount secured by such Liens is not increased (unless otherwise permitted by the definition of Permitted Refinancing Indebtedness);

(jj)           Junior Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries, provided that (i) after giving effect to any such Lien and the incurrence of Indebtedness, if any, secured by such Lien, the Borrower shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11, (ii) at the time of the incurrence of such Lien and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom and (iii) the Indebtedness secured by such Lien is otherwise permitted by this Agreement; and

(kk)         Liens (including Junior Liens) securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $25,000,000.

Notwithstanding anything herein to the contrary, no consensual Liens shall be permitted to exist, directly or indirectly, on any Pledged Securities other than Liens granted pursuant to the Collateral Documents, Junior Liens and Liens permitted hereunder securing Permitted Additional First Lien Debt.

7.02.        Indebtedness.  Create, incur or assume any Indebtedness; provided that the Borrower or any Restricted Subsidiary may create, incur or assume any Indebtedness if, after giving effect to the incurrence thereof on a Pro Forma Basis (including the receipt and the application of the proceeds thereof), (x) the Fixed Charge Coverage Ratio would be not less than 2.00 to 1.0 or (y) the Consolidated Leverage Ratio would not be greater than 4.0 to 1.0; provided further that the maximum aggregate principal amount of Indebtedness that Restricted Subsidiaries that are not Guarantors may incur under this sentence is $200.0 million outstanding at any time.  Notwithstanding the foregoing, the Borrower and any Restricted Subsidiary may create, incur or assume the following Indebtedness:

(a)           obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, foreign exchange rates or commodities prices;

(b)           (i) Indebtedness representing deferred compensation or equity based compensation to current or former officers, directors, consultants, franchisees, advisors or employees of a Loan Party or its Affiliates incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or its Restricted Subsidiaries under deferred purchase price or compensation, indemnification, adjustment of purchase price, earn-out or other obligations incurred in connection with any Investments or Dispositions permitted hereunder;

(c)           Indebtedness of either the Borrower or a Restricted Subsidiary of the Borrower owed to the Borrower or a Restricted Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Collateral” under the Security Agreement, (ii) if such Indebtedness is owed by a Loan Party to a non-Loan Party, be on terms (including subordination terms) reasonably acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03;

(d)           (i) Indebtedness under the Loan Documents (including, without limitation, any Indebtedness incurred pursuant to Section 2.14) and any Permitted Refinancing Indebtedness in

respect thereof (including, without limitation, Permitted Additional First Lien Debt) and (ii) Permitted Additional First Lien Debt the proceeds of which are not used solely to repay Term Loans in an aggregate principal amount at any one time outstanding not to exceed $275,000,000 less the sum of the usage of such related basket under Section 2.14 and the amount of loans previously incurred under this clause (ii);

(e)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any Permitted Refinancing Indebtedness in respect thereof;

(f)           Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(g)           Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets incurred on or after the date hereof no later than 365 days after the date of purchase or completion of construction, improvement, repair or replacement of property (real or personal) or equipment (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) for the purpose of financing all or any part of the purchase price or cost  thereof and any related taxes or transaction costs; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (x) $150,000,000 and (y) 4.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries (measured at the time of incurrence of any such Indebtedness);

(h)           Indebtedness of Foreign Restricted Subsidiaries (a) in an aggregate principal amount not to exceed the greater of (x) $70.0 million  and (y) 5.0% of Consolidated Total Assets of the Foreign Subsidiaries (measured at the time of incurrence of such Indebtedness) at any one time outstanding or (b) if after giving effect to the incurrence thereof on a Pro Forma Basis (including the receipt and the application of the proceeds thereof) the Fixed Charge Coverage Ratio would be not less than 3.00 to 1.0; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (b) may not exceed $250.0 million outstanding at any one time;

(i)           Guarantees of Indebtedness of (A) suppliers, licensees, franchisees or customers in the ordinary course of business or (B) joint ventures, in an aggregate amount at any time outstanding under this clause (i) not to exceed the greater of $250 million and 6.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries (measured at the time of incurrence of any such Guarantees);

(j)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

(k)           Indebtedness of the Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l)            any Permitted Receivables Financing; provided that, after giving effect thereto and after including all such Indebtedness incurred in respect of Permitted Receivables Financing in the calculation of Consolidated Senior Secured Leverage Ratio, such ratio shall not exceed 3.5 to 1.0;

(m)           Indebtedness arising under any performance or surety bond entered into in the ordinary course;

(n)           Acquired Indebtedness and any Permitted Refinancing Indebtedness incurred in respect thereof; provided that, after giving effect to the incurrence thereof, (i) the Fixed Charge Coverage Ratio would be not less than 2.0 to 1.0 or (ii) the Consolidated Leverage Ratio, after giving effect to such Indebtedness, is less than or equal to 4.0:1.0;

(o)           Contribution Debt;

(p)           contingent indemnification obligations of the Borrower and any Restricted Subsidiary to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes and other customary, contingent loss indemnification obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(q)           the 2016 Notes and the Guarantees related thereto;

(r)            Indebtedness issued by the Borrower or a Restricted Subsidiary to current or former officers, directors, consultants, franchisees, advisors or employees thereof or any direct or indirect parent thereof (or their spouses or former spouses, family members, trusts or estates or beneficiaries under their estates) to finance the purchase or redemption or other acquisition or retirement for value of Equity Interests of any direct or indirect parent of the Borrower in lieu of dividends that would be permitted pursuant to Section 7.06(h)(a)(iii) so long as the amount of such Indebtedness reduces the amount of dividends payable pursuant to Section 7.06(h)(a)(iii);

(s)           Indebtedness of the Borrower or any Restricted Subsidiary incurred on or after the Closing Date in an aggregate principal amount at any time outstanding not to exceed the greater of $250.0 million and 6.0% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries, measured at the time of incurrence of any such Indebtedness; and

(t)            Indebtedness incurred pursuant to the Remaining International Restructuring Transactions and which is de minimis in amount.

7.03.           Investments.  Make any Investments, except:

(a)           Investments held by the Borrower and its Restricted Subsidiaries in the form of cash (including cash held in bank deposit or demand deposit accounts) and Cash Equivalents;

(b)           (i)  Loans or advances to any existing or former director, officer, consultant, advisor or employee of the Borrower or any of its Affiliates in the ordinary course of business other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this subclause (b)(i) shall not exceed $5,000,000 at any time outstanding and (ii) Loans and advances to any existing director, officer or employee of the Borrower or any Restricted Subsidiary (other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act) the proceeds of which shall be used for the sole purpose of acquisition by such director, officer or employee of any of the Equity Interests of the Borrower; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this subclause (b)(ii) shall not exceed $5,000,000 at any time outstanding;

(c)           (i) Investments by the Borrower and its Restricted Subsidiaries in the Borrower and their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Restricted Subsidiaries in Loan Parties and (iii) additional Investments by Restricted Subsidiaries of the Borrower that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Investments consisting of (i) Liens, (ii) Indebtedness, (iii) Dispositions, (iv) fundamental changes and (v) Restricted Payments permitted under Section 7.01, Section 7.02, Section 7.04, Section 7.05 and Section 7.06, respectively;

(f)           Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03(f) and any replacement or modification thereof; provided that any replacement or modification involving an increase in the aggregate amount of any such Investment as of the date hereof shall be deemed an Investment not permitted by this clause (f) to the extent (but only to the extent) of such increase;

(g)           the purchase or other acquisition by the Borrower or a Guarantor of (i) a majority of the Equity Interests in, (ii) all or a substantial part of the property of, any Person that, in the case of clause (i), upon the consummation thereof, will become a Restricted Subsidiary (including as a result of a merger or consolidation) or (iii) assets of another Person that constitute a business unit (and, for the avoidance of doubt, a restaurant shall be deemed a business unit for purposes of this basket); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g) (each a “Permitted Acquisition”):

(i)           in the case of clause (g)(i) above, any such newly-created or acquired Restricted Subsidiary shall comply with the applicable requirements of Section 6.12 and the Equity Interests thereof shall be pledged to the extent required by the Security Agreement;

(ii)           the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Restricted Subsidiaries or any other business that is reasonably related, complementary or ancillary thereto (or a reasonable extension or expansion thereof) or otherwise part of the quick service restaurant business;

(iii)         (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance on a Pro Forma Basis with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Ad-

ministrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(iv)         the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (g) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

provided, that in respect of Permitted Acquisitions that are for consideration not in excess of $25,000,000 individually, clause (iv) above shall not apply.

(h)           Investments at any time outstanding not exceeding the greater of $250.0 million and 6.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries (measured at the time of incurrence or making of any such Investment);

(i)            Investments received as non-cash consideration in a Disposition made pursuant to and in compliance with Section 7.05;

(j)            any Investment acquired solely in exchange for Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent of the Borrower;

(k)           any Investment acquired by the Borrower or any of its Restricted Subsidiaries as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(l)            Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m)          Investments for the purpose of (i) making loans to or (ii) purchasing loan obligations of, or Equity Interests in, suppliers, licensees, franchisees or customers; provided that the sum of the aggregate amount of the Guarantees outstanding under Section 7.02(i) and the aggregate Investments outstanding under this clause (m) shall not, in the aggregate, exceed the amounts permitted under Section 7.02(i) at the time of determination thereof;

(n)           Investments arising as a result of any Permitted Receivables Financing;

(o)           Investments by the Borrower or any Restricted Subsidiary in payment intangibles, chattel paper (each as defined in the UCC) and accounts, notes receivable, prepaid accounts and similar items in an aggregate principal amount outstanding not to exceed $60,000,000;

(p)           Investments consisting of (i) purchases, redemptions or other acquisitions of the 2014 Notes, the 2016 Notes, the 2025 Debentures or any Permitted Refinancing Indebtedness in respect thereof, or (ii) cash, securities or other property in deposit or securities accounts created in connection with the defeasance or satisfaction of the 2014 Notes, the 2016 Notes, the 2025 Debentures or any Permitted Refinancing Indebtedness in respect thereof, in each case, in accordance with the terms hereof;

(q)           so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and so long as the Borrower is in compliance with Section 7.11 on a Pro Forma Basis (measured at the time of incurrence or making of any such Investment), Investments made pursuant to this clause (q) not to exceed the Permitted Amount;

(r)            any Investment made with an Excluded Contribution;

(s)           any Investment made by a Purchasing Borrower Party pursuant to Section 10.06(h); and

(t)            any Investment made pursuant to the Remaining International Restructuring Transactions.

7.04.        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           Any Restricted Subsidiary may merge or consolidate with or liquidate or dissolve into (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Loan Party is merging with another Restricted Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(c)           any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Restricted Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)           in connection with any acquisition permitted under Section 7.03, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a Wholly Owned Restricted Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Restricted Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation;

provided, however, that nothing in this Section 7.04 shall prohibit Investments that are permitted under Section 7.03 or Dispositions or agreements to make Dispositions permitted by Section 7.05.

7.05.        Dispositions.  Make any Disposition, except:

(a)           Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business or property no longer used or useful in the business;

(b)           Dispositions of cash, Cash Equivalents and inventory in the ordinary course of business;

(c)           Dispositions of equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied within 180 days to the purchase price of such replacement property and such replacement property is made subject to the Lien of the Collateral Documents in accordance with the provisions of this Agreement;

(d)           (i) Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or to a Wholly Owned Restricted Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor, (ii) any Dispositions by a Restricted Subsidiary that is not a Guarantor to another Restricted Subsidiary that is not a Guarantor, (iii) any Disposition by any Restricted Subsidiary that is not a Guarantor to a Loan Party (including through a liquidation, dissolution or winding up) as long as the consideration given by such Loan Party to such non-Guarantor Restricted Subsidiary does not exceed the fair market value of the assets transferred to such Loan Party and (iv) Dispositions to Restricted Subsidiaries that are not Guarantors or Wholly Owned Restricted Subsidiaries to the extent that, after giving effect to such Disposition (and any other Dispositions to such Persons pursuant to this clause (iv) on or prior to the date of such Disposition), the aggregate fair market value of the assets Disposed of pursuant to this clause (iv) does not exceed $15,000,000;

(e)           Dispositions permitted by Section 7.04 or Section 7.01(aa);

(f)           (i) licenses or sublicenses of intellectual property (A) in the ordinary course of business or (B) to the Borrower or any Restricted Subsidiary, and licenses, sublicenses or contributions of non-U.S. goodwill and non-U.S. going-concern value to the Borrower or any Restricted Subsidiary, and/or (ii) any abandonment, failure to maintain, non-renewal or other disposition of any intellectual property in the ordinary course of business.

(g)           as long as no Event of Default is continuing or would result therefrom, any Disposition; provided, however, that with respect to any such Disposition pursuant to this clause (g), (i) not less than 75% of the aggregate consideration received in respect of such Disposition and all other Dispositions previously consummated in the same fiscal year pursuant to this clause (g) shall be cash; provided, that for purposes of clause (i), (a) the amount of any liabilities (as shown on the Borrower’s or its Restricted Subsidiary’s most recent balance sheet) of the Borrower or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets shall be deemed to be cash, (b) any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), shall, in each case, be deemed to be cash and (c) any Designated Non-cash Consideration received any Loan Party in such Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $150.0 million and 3.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash and (ii) an amount equal to all Net Cash Proceeds of such Disposition is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b);

(h)           so long as no Event of Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(g);

(i)            the discount or write-off of accounts receivable overdue by more than 90 days or the sale of any such accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business;

(j)            the cancellation of any Indebtedness permitted to be cancelled under this Agreement;

(k)           the issuance of Nominal Shares;

(l)            a true lease or sublease of any property not constituting Indebtedness and not constituting a sale and leaseback transaction;

(m)          as long as no Event of Default is continuing or would result therefrom, any Disposition the primary purpose of which is to exchange or swap assets and for which 90% or more of the consideration consists of assets other than cash or Cash Equivalents; provided, however, that with respect to any such Disposition pursuant to this clause (m), (i) the fair market value of the assets transferred by such Dispositions and all other Dispositions in the same fiscal year pursuant to this clause (m) shall not, in the aggregate, exceed $15,000,000, (ii) the fair market value of the consideration received shall be not less than the fair market value of the assets sold or transferred, and compliance with the foregoing requirement shall be evidenced by (x) in the case of a Disposition or related series of Dispositions involving aggregate consideration (other than cash and Cash Equivalents) with a fair market value in excess of $1 million, a certification by the chief financial officer of the Borrower and (y) in the case of a Disposition or related series of Dispositions involving aggregate consideration (other than cash and Cash Equivalents) with a fair market value in excess of $5 million, a resolution of the Board of Directors of the Borrower, in each case delivered to the Administrative Agent not less than five Business Days prior to the consummation of such Dispositions, and (iii) an amount equal to all Net Cash Proceeds of such Disposition is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b);

(n)           subject to Section 7.18, the Borrower and Restricted Subsidiaries may sell or otherwise transfer equipment or Real Property in connection with sale and leaseback transactions; provided that the aggregate value of the equipment sold or transferred under this subsection shall not exceed $15,000,000 in any fiscal year;

(o)           sales of loans purchased pursuant to Section 7.03(m);

(p)           sales of Accounts Receivable, or participations therein in connection with any Permitted Receivables Financing;

(q)           as long as no Event of Default is continuing or would result therefrom, any other Disposition at fair market value (including Dispositions of restaurants and related assets to franchisees, including through the sale of Equity Interests of Persons owning such assets); provided that (i) the fair market value of all assets sold, transferred or otherwise disposed of pursuant to this clause (q) shall not exceed $50,000,000 per fiscal year and (ii) an amount equal to all Net Cash Proceeds of such Disposition is applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.05(b);

(r)           any Restricted Payment made in compliance with Section 7.06;

(s)           any Disposition of the assets set forth in Schedule 7.05; and

(t)           any Disposition made pursuant to the Remaining International Restructuring Transactions.

provided, however, that any Disposition pursuant to Section 7.05(g) or (m) or (q) shall be for fair market value as determined in good faith by the Borrower.

7.06.        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower, any Restricted Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests;

(d)           so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and so long as the Borrower is in compliance with Section 7.11 on a Pro Forma Basis, Restricted Payments made pursuant to this clause (d) not to exceed the Permitted Amount;

(e)           so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, Restricted Payments to Holdings, and, in turn, to Parent to fund (x) the payment of dividends on the common stock of Parent of up to $0.10 per annum per share of common stock that is outstanding on the Closing Date (the aggregate number of shares of common stock outstanding on May 1, 2012 being 390,296,589), appropriately adjusted to give effect to any stock splits, reverse stock splits or similar transactions and each additional share of common stock of Parent that is outstanding after the Closing Date in accordance with the proviso to this clause (e) (with unused amounts carried over and available for use (in whole or in part) in each of the following fiscal years of the Borrower) or (y) in lieu of all or a portion of dividends permitted by sub-clause (x), repurchases of the Parent’s common stock for aggregate consideration that, when taken together with dividends permitted under sub-clause (x) above does not exceed the amount contemplated by sub-clause (x) above; provided that the payment of dividends on common stock of Parent issued after the date hereof shall only be allowed pursuant to this clause (e) to the extent that such common stock is issued in a transaction that directly benefits the Borrower and its Restricted Subsidiaries;

(f)           repurchases of Equity Interests deemed to occur upon the exercise of stock options or similar equity compensation awards if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes), and Restricted Payments by the Borrower to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of the Borrower;

(g)           so long as, on a  Pro Forma Basis, the Consolidated Leverage Ratio is no greater than 4.5 to 1.0, Restricted Payments in an aggregate amount not to exceed $150,000,000;

(h)           (a) payments to any direct or indirect parent of the Borrower of (i) with respect to any taxable period for which the Borrower is treated as (for applicable income or franchise tax purposes) a member of a consolidated, combined or similar tax group of which a direct or indirect parent of the Borrower is the common parent (a “tax group”) or a disregarded entity owned by a member of a tax group, amounts relating to consolidated, combined or similar taxes of such tax group (including any interest, penalties, additions or reasonable expenses related thereto and regardless of whether or not such amounts are payable as taxes by the direct or indirect parent of the Borrower), in an amount not to exceed the amount of such taxes the Borrower and its Subsidiaries would have been required to pay on a stand-alone basis or as a stand-alone group consisting of the Borrower and/or its Subsidiaries (as the case may be), in each case as determined in the Borrower’s reasonable discretion, less any such taxes directly paid to any taxing authority by the Borrower or any of its Subsidiaries, provided that any such amounts attributable to taxes of any Unrestricted Subsidiary of the Borrower shall be limited to the amount of cash payments made for such purpose by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such taxable period; provided further, that the Borrower and/or its Subsidiaries, at the sole discretion of the Borrower, may enter into any tax sharing agreement consistent with (and subject to the limitations of) the provisions of this Section 7.06(h) with any Person with which the Borrower or its Subsidiaries are required or permitted to file a consolidated, combined or similar tax return or with which the Borrower or its Subsidiaries are part of a tax group, plus (ii) amounts necessary to pay expenses required to maintain the corporate existence of such entity, customary salary, bonus and other benefits payable to, or indemnities provided on behalf of, such entity’s current or former officers, directors, consultants, advisors or employees and corporate overhead expenses, plus (iii) amounts for the purchase, redemption or other acquisition or retirement for value of Equity Interests in an amount not to exceed $5.0 million in any fiscal year (with unused amounts being available to be used in subsequent fiscal years) of any direct or indirect parent of the Borrower from current or former officers, directors, consultants, franchisees, advisors or employees of the Borrower or any Restricted Subsidiary or any such parent (or their estates, trusts, family members or former spouses) upon the death, disability, retirement or termination of the applicable individual or pursuant to any equity subscription agreement, stock option or equity award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement, plus (iv) so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, amounts necessary to make interest and principal payments on Indebtedness of the Parent outstanding on the Closing Date as in effect on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof, plus (v) amounts necessary to make interest and principal payments on Indebtedness of any direct or indirect parent of the Borrower the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary and that has been Guaranteed by, or is otherwise considered Indebtedness of, the Borrower incurred in accordance with Section 7.02, plus (vi) so long as no Default or Event of De-

fault shall have occurred and be continuing at the time thereof or would result therefrom, amounts necessary to pay customary and reasonable costs and expenses of financings, acquisitions or offerings of securities of any direct or indirect parent of the Borrower that are not consummated or (b) any “deemed dividend” resulting from, or in connection with, the filing of a consolidated or combined tax return by such direct or indirect parent of the Borrower (and not involving any cash distribution from the Borrower except as permitted by clause (a)(i) above);

(i)            [Reserved];

(j)            the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Borrower, any direct or indirect parent of the Borrower or any Restricted Subsidiary in exchange for, or out of the proceeds of (i) an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of Qualified Equity Interests of the Borrower or of Qualified Equity Interests of any direct or indirect parent of Borrower to the extent contributed to the common equity of the Borrower or (ii) a contribution to the common equity capital of the Borrower;

(k)           Restricted Payments that are made with Excluded Contributions;

(l)            the declaration and payment of dividends to holders of any class or series of Disqualified Equity Interests of the Borrower or any Restricted Subsidiary issued in accordance with Section 7.02 to the extent such dividends are included in the definition of Fixed Charges and payment of any redemption price or liquidation value of any such Disqualified Equity Interests when due in accordance with its terms;

(m)          [Reserved]; and

(n)           any Restricted Payment to Holdings (i) to redeem, purchase, defease or discharge the 2016 Notes, to refinance the Existing Credit Agreement and to pay related fees and expenses in connection with the foregoing and (ii) to pay principal and premium, if any, and interest on the 2016 Notes pursuant to the terms of the 2016 Indenture.

7.07.        Change in Nature of Business.  Engage in any material line of business materially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business related, complementary, ancillary or incidental thereto, or otherwise part of the quick service restaurant business.

7.08.        Transactions with Affiliates.  Directly or indirectly, enter into any transaction involving aggregate payment or consideration in excess of $15,000,000 of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to the following transactions:

(a)           transactions between or among the Loan Parties or transactions between or among Restricted Subsidiaries that are not Loan Parties;

(b)           so long as no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom, payments to the Parent or its Affiliates for corporate services provided by Parent or such Affiliate or in respect of management fees, in an aggregate amount not to exceed $7,500,000 in any fiscal year; provided, that if the Borrower would have been able to make any payment pursuant to this clause (b) in the absence of any Default or Event of Default, the Borrower shall be permitted to make such payment as soon as no Default or Event of Default shall be continuing; provided, further, that the Borrower may carry over and pay in any subsequent fiscal year, in addition to the amounts permitted for such fiscal year, any portion of the amounts otherwise permitted for prior fiscal years to be paid pursuant to this clause (b) that were not in fact paid;

(c)           Restricted Payments permitted by Section 7.06, Investments permitted by Section 7.03(c), (e), (j) or (n) and Dispositions permitted by Section 7.05(d);

(d)           expense reimbursement, indemnities, salaries and other compensation to current and former officers, directors, consultants, advisors and employees of the Loan Parties consistent with prior practice or approved by the applicable Loan Party’s board of directors or a committee thereof;

(e)           entering into (and payments under) employment, benefit plans, service and severance arrangements between the Loan Parties and their respective current and former officers, directors, consultants, advisors and employees, including, without limitation, grants of securities, stock options, and similar rights, as determined in good faith by the board of directors or senior management of the relevant Loan Party;

(f)           transactions listed on Schedule 7.08;

(g)           the entering into of a customary agreement providing registration rights to the direct or indirect shareholders of the Borrower and the performance of such agreements;

(h)           transactions with customers, clients, suppliers or purchases or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement;

(i)            sales of Accounts Receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(j)            transactions between the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of the Borrower or any direct or indirect parent of the Borrower; provided that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(k)           the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; provided that the Board of Directors determines in good faith that the formation and maintenance of such group or subgroup is in the best interests of the Borrower and will not materially adversely affect the Borrower’s ability to perform its obligations under this Agreement;

(l)            payments by Parent when due and payable pursuant to, and otherwise in accordance with, the terms of the Products Agreement;

(m)          transactions with joint ventures, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(n)           any transactions in which the Borrower shall have received a favorable opinion as to the financial fairness of such transaction (or series of transactions) from an independent accounting or appraisal firm or investment bank of national reputation, and shall have delivered a copy of such opinion to the Administrative Agent not less than five Business Days prior to the consummation of any such transaction or transactions;

(o)           the entering into of any tax sharing agreement or arrangement that is consistent with Section 7.06(h);

(p)           payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Borrower’s Board of Directors in good faith;

(q)           the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Person; and

(r)            the Remaining International Restructuring Transactions.

7.09.        Burdensome Agreements.  Except for any agreement in effect (A) on the date hereof or (B) at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor or (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrower; provided, that the foregoing shall not apply to Contractual Obligations which (a) are contained in joint venture agreements and other similar agreements applicable solely to joint ventures entered into in the ordinary course of business, (b) arise pursuant to applicable Requirements of Law, (c) arise in connection with any Disposition permitted by Section 7.05 and is applicable solely to the property subject to such Disposition, (d) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.02 but solely to the extent any negative pledge relates to the property financed by such Indebtedness or that expressly permits Liens for the benefit of the Secured Parties with respect to the Facilities and the Secured Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (e) are customary restrictions on leases, subleases, licenses or asset sale or stock sale agreements otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, (f) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.02(g) (or the first sentence of Section 7.02 of the type permitted under Section 7.02(g)) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (g) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (h) are customary provisions of an agreement restricting assignment or transfer of such agreement entered into in the ordinary course of business, (i) consist of customary restrictions pursuant to any Permitted Receivables Financing, (j) are contained in indebtedness of non-Guarantors so long as such restrictions only relate to the non-Guarantors that incur such indebtedness and their Subsidiaries, (k) are imposed by any amendments or refinancings of Indebtedness that are otherwise permitted by the Loan Documents; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or refinancing (as determined by the Borrower in good faith), (l) restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary, (m) restrictions on cash or other deposits or net worth imposed by agreements entered into in the ordinary course of business and (n) customary restrictions set forth in any agreement relating to Indebtedness permitted to be incurred pursuant to the first sentence of Section 7.02 and clauses (d) and (s) of Section 7.02 (including Permitted Additional First Lien Debt) that are not materially more restrictive than the terms hereof.

7.10.        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11.        Financial Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower ending (i) after the Closing Date and at or prior to the end of the third fiscal quarter of the 2014 fiscal year to be less than 3.00:1.00, (ii) after the third fiscal quarter of the 2014 fiscal year and at or prior to the end of the third fiscal quarter for the 2015 fiscal year to be less than 3.25:1.00 and (iii) thereafter to be less than 3.50:1.00.

(b)           Consolidated Senior Secured Leverage Ratio.  Permit the Consolidated Senior Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower ending (i) after the Closing Date and at or prior to the end of the third fiscal quarter for the 2014 fiscal year to be greater than 4.00:1.00, (ii) after the third fiscal quarter for the 2014 fiscal year and at or prior to the end of the third fiscal quarter for the 2015 fiscal year to be greater than 3.75:1.00 and (iii) thereafter to be greater than 3.50:1.00.

7.12.        Amendments of Organization Documents.  Amend any of its Organization Documents in a manner materially adverse to any Lender.

7.13.        Accounting Changes.  Make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP or any applicable Requirements of Law or as contemplated by the last sentence of Section 1.03(b), or (b) fiscal year; provided that (i) the fiscal year of any Person that becomes a Restricted Subsidiary after the date hereof may be changed to conform to that of the Borrower and (ii) the Borrower and all of its Subsidiaries may change their fiscal year to conform to a calendar year.

7.14.        Prepayments, Etc. of Indebtedness.

(a)           Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated Indebtedness, except regularly scheduled or required repayments or redemptions of subordinated Indebtedness and refinancings and refundings of such subordinated Indebtedness in compliance with this Agreement; it being understood that the Borrower or any Restricted Subsidiary will have the right at any time and from time to time to prepay any Indebtedness payable to the Borrower or any Restricted Subsidiary.

(b)           Refinance, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity therefor the 2014 Notes or the 2025 Debentures; provided that any such refinancing, prepayment, redemption, purchase, defeasance or other satisfaction with respect to the 2014 Notes and the 2025 Debentures shall be allowed hereunder conditioned upon (x) pro forma compliance with Section 7.11 upon giving effect to the repayment of such Indebtedness and any concurrent borrowings and (y) the absence of any Event of Default that has occurred and is continuing.

7.15.        No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 7.01 prohibiting further Liens on the properties encumbered thereby; (c) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; (d) covenants existing in the documents governing the 2014 Notes, the 2016 Notes, the 2025 Debentures or any Permitted Refinancing Indebtedness in respect thereof, (e) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business; (f) customary restrictions set forth in any agreement relating to Indebtedness permitted to be incurred pursuant to the first sentence of Section 7.02 and clauses (d) and (s) of Section 7.02 (including Permitted Additional First Lien Debt) that are not materially more restrictive than the terms hereof, (g) restrictions on cash and other deposits or net worth imposed by customers under contracts in the ordinary course of business, and (h) any prohibition or limitation that (i) exists pursuant to applicable Requirements of Law, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (iii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary, (iv) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (v) any restriction relating to the transfer of Equity Interests set forth in any joint venture, stockholders agreement or similar arrangement, (vi) is in an agreement in effect on the date hereof listed on Schedule 7.15 or (vii) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (b), (c), (d), (h)(iv) or (h)(v); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing (as determined by the Borrower in good faith).

7.16.        Maintenance of Corporate Separation.  The Loan Parties shall not permit any Unrestricted Subsidiary to (a) fail to satisfy customary corporate formalities, including (i) the holding of regular board of directors’ and shareholders’ meetings, (ii) the maintenance of separate corporate records and (iii) the maintenance of separate bank accounts in its own name; (b) fail to act solely in its own corporate name and through its authorized officers and agents; (c) commingle any of its money or other assets with any money or other assets of any Loan Party; or (d) take any action or conduct its affairs in a manner which is reasonably likely to result in the separate corporate existence of the Loan Parties from the Unrestricted Subsidiaries to be ignored or the assets and liabilities of any Unrestricted Subsidiary being substantively consolidated with those of any Loan Party in any bankruptcy, insolvency proceeding; or permit any Loan Party to make any payment to any creditor of any Unrestricted Subsidiary or provide any direct or indirect guarantee or other credit support for any Indebtedness or other obligations of any Unrestricted Subsidiary.

7.17.        Pledge of WNAP Interests.  The Loan Parties shall not, and shall not permit any Restricted Subsidiary to, pledge or create any Lien on its Equity Interests of WNAP to any Person, other than to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement.

7.18.        No Liens in Reliance on Indenture Threshold Amount.  The Loan Parties shall not, and shall not permit any Restricted Subsidiary to, grant or create any Lien or enter into any Sale and Lease-Back Transaction (as defined in each of the 2014 Indenture and the 2025 Indenture) that is permitted by reliance on the Indenture Threshold Amount (as defined in the Security Agreement) or that reduces the Indenture Threshold Amount except for Liens in favor of the Administrative Agent for the benefit of the Secured Parties; provided, that the foregoing covenant shall cease to apply on the date on which  Sections 1008 and 1009 in each of the 2014 Indenture and the 2025 Indenture shall cease to be in effect with respect to any Indebtedness thereunder in accordance with the terms of the 2014 Indenture and the 2025 Indenture, including as a result of covenant defeasance.  The Loan Parties shall not, and shall not permit any Restricted Subsidiary to, (i) take any action that would require the Loan Parties or any Restricted Subsidiary to grant or create any Lien securing any Indebtedness under the 2014 Indenture or the 2025 Indenture (which for the avoidance of doubt shall not include Indebtedness under other indentures refinancing any such Indebtedness) or (ii) voluntarily grant or create any such Lien, other than in each case Liens pursuant to Section 7.01(hh).

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01.        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or (ii) pay within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.11 and 6.22 or Article VII; provided that the covenants in Sections 7.11(a) and (b) are subject to cure as set forth in Section 8.04; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the giving of written notice thereof by the Administrative Agent to the Borrower or (ii) the date on which a Responsible Officer of any Loan Party has actual knowledge of such failure; or

(d)           Representations and Warranties.  Any representation, warranty or certification of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due beyond the applicable grace period with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) together with the principal amount of all other Indebtedness and Guarantees (other than the Indebtedness hereunder and under Swap Contracts) as to which such failure has occurred, exceeding the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, which principal amount of Indebtedness or Guarantee, when taken together with the unpaid principal amounts of all other Indebtedness and Guarantees (other than Indebtedness hereunder and under Swap Contracts) as to which any such failure or event has occurred, exceeds the Threshold Amount; provided that this clause (e)(i)(B) shall not apply to Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is paid with the proceeds of such transfer and thereafter the unpaid principal amounts do not exceed the Threshold Amount; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, when taken together with all other Swap Contracts as to which events of default or events referred to in the immediately preceding clauses (A) and (B) are applicable the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; provided that the Swap Termination Value owed by such Loan Party or Restricted Subsidiary solely as a result of any Termination Event under a Swap Contract shall only count towards the Threshold Amount to the extent not paid when due (after giving effect to any netting arrangements); or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent (A) not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) or (B) for which, with respect to monetary final judgments, adequate cash reserves have not been provided in accordance with GAAP), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) the judgment is unpaid and enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA.  (i)  any Loan Party shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan other than any “prohibited transaction” for which statutory or administrative exemption is available, (ii) any failure to meet the minimum funding standard under the Pension Funding Rules, whether or not waived, shall exist with respect to any Pension Plan or any Lien in favor of the PBGC (under Section 430(k) of the Code or Section 303(k) of ERISA or successor provisions thereof) shall arise on the assets of any Loan Party or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA in a distress termination under Section 4041(c) of ERISA or a termination instituted by the PBGC under Section 4042 of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA, (v) any Loan Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the “insolvency” or “reorganization” (within the meaning of Section 432 of the Code or Section 305 and Title IV of ERISA) of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Pension Plan which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(j)           Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Secured Obligations, ceases to be in full force and effect; or any Loan Party contests the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or to file Uniform Commercial Code continuation statements; provided that it shall not be an Event of Default under this clause (l) if the Administrative Agent shall not have, or shall cease to have, a valid and perfected first priority Lien on Collateral purported to be covered thereby that has a fair market value, individually or in the aggregate, of less than $5,000,000.

8.02.        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03.        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, out-of-pocket charges and disbursements of one outside counsel and one local counsel in any relevant jurisdiction to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest; commitment fees and Letter of Credit Fees) payable to the Secured Parties and the L/C Issuers (including reasonable and documented fees, out-of-pocket charges and disbursements of one outside counsel and one local counsel in any relevant jurisdiction to the respective Lenders and the respective L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid commitment fees and Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings and Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements and to Administrative Agent for the

benefit of the L/C Issuers to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.04 and 2.15, ratably among the Secured Parties, the L/C Issuers, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations (other than unmatured contingent obligations) have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

8.04.        Borrower’s Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, for purposes of determining whether an Event of Default or potential Event of Default has occurred under any financial covenant set forth in Section 7.11(a) or (b) and at any time until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings may make a Specified Equity Contribution to the Borrower, and the Borrower may apply the amount of the cash proceeds thereof to increase Consolidated EBITDA (solely for purposes of Sections 7.11(a) and (b)) with respect to such applicable quarter (including for purposes of any four-quarter period that contains such quarter); provided that such cash proceeds (i) are actually received by the Borrower (including through capital contribution of such cash proceeds to the Borrower) no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) Not Otherwise Applied.  The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.  If, after such adjustment and the recalculations pursuant to this paragraph, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 7.11(a) or (b) for such period, the Borrower shall be deemed to have satisfied the requirements of the covenants set forth in Section 7.11(a) and (b) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date and the applicable breach or default of such covenants that had occurred shall be cured for all purposes of this Agreement.

(b)           (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than five Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution included in Consolidated EBITDA shall be no more than the amount required to cause the Borrower to be in compliance with Section 7.11(a) or (b) for any applicable quarter and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Section 7.11(a) or (b) for the fiscal quarter immediately prior to the fiscal quarter in which such Specified Equity Contribution was made.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01.        Appointment and Authority.

(a)           Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each of the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, for the avoidance of doubt, exercising any discretion under Section 6.12 or otherwise).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.06 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02.        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer and once the Administrative Agent receives such a notice it shall make available such notice to Lenders by posting the notice on the Platform; provided that the Administrative Agent shall not be required to post such notice if it believes in good faith that such notice has already been provided to Lenders by the Borrower; and

(e)           shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.        Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  Without limiting or expanding the provisions of Section 3.01, each Lender (which shall include each L/C Issuer and Swing Line Lender for purposes of this Section 9.05) shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.05.  The agreements in this Section 9.05 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

9.06.        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.07.        Resignation of Administrative Agent.  The Administrative Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders (or no successor so appointed shall have accepted such appointment) within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provid-

ed above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.08.        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09.        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.10.        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

9.11.        Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made), (ii) that is sold or Disposed of or to be sold or Disposed of as part of or in connection with any sale or Disposition permitted hereunder or under any other Loan Document (other than such sale to another Loan Party), (iii) that constitutes Excluded Property under and as defined in the Security Agreement or (iv)  if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)           to release any Guarantor from its obligations under the Guaranty and the Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or becomes an Unrestricted Subsidiary;

(c)           to subordinate or release any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i) or the proviso in the first sentence of Section 7.01 (to the extent such Lien permitted by such proviso secures Indebtedness of the type described in Section 7.02(g)) (it being understood that the incurrence of Junior Liens is not a subordination or release of any other Lien); and

(d)           in connection with (A) the incurrence of Junior Liens pursuant to the proviso in the first sentence of Section 7.01, Section 7.01(jj) or Section 7.01(kk) or (B) the incurrence of Permitted Additional First Lien Debt pursuant to Section 7.02(d), if the Borrower requests that the Administrative Agent on behalf of the Secured Parties enter into an intercreditor agreement on terms that the Administrative Agent deems appropriate in its sole discretion, to enter into such intercreditor agreement and if such intercreditor agreement is posted to the Lenders three Business Days before being executed and the Required Lenders shall not have objected to such intercredi-

tor agreement within such three Business Day-period, the Required Lenders shall be deemed to have consented to such intercreditor agreement and the Administrative Agent’s execution thereof.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense and upon receipt of any certifications reasonably requested by the Administrative Agent in connection therewith, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12.        Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X
MISCELLANEOUS

10.01.      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension only, Section 4.02, without the written consent of each Lender;

(b)           without limiting the generality of clause (a) above, expressly waive or change any condition set forth in Section 4.02 as to any Credit Extension without the written consent of the Required Revolving Lenders;

(c)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)           postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to any Lender hereunder or under such other Loan Document without the written consent of such

Lender or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender affected thereby;

(e)           reduce the principal of, or the rate of interest (other than default interest) specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f)           change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(d), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g)           change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” “Required Term Lenders,” without the written consent of each Lender under the applicable Facility;

(h)           release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that neither a transaction permitted by Section 7.05 nor the incurrence of Junior Liens or any Permitted Additional First Lien Debt as contemplated hereunder shall constitute in either case the release of all or substantially all of the Collateral), without the written consent of each Lender;

(i)           release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone);

(j)           except as contemplated by Section 9.11, subordinate the Obligations or the Liens securing them; or

(k)           impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each relevant L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement , in each case subject to the limitations in Section 2.14, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to appropriately permit, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding anything to the contrary, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

10.02.      Notices; Effectiveness; Electronic Communications.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)       if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)       if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Bor-

rower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile, email or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuers, each Lender and the Related Parties of each of them from all losses, reasonable and documented costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.           No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuers or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers (or any proposed amendments, amendments and restatements, modifications or waivers) of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, reasonable charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that notwithstanding anything to the contrary herein, the Borrower shall not be liable for the fees of more than one counsel to the Administrative Agent, one counsel to the other Lenders (as a group), if applicable, one local counsel in each relevant jurisdiction to each of the Administrative Agent and the other Lenders (as a group) and one special counsel to each such person or group and, in the event of a potential conflict of interest, such additional counsels as are reasonably required.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, operated or leased at any time by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan

Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against such Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided further that, notwithstanding anything to the contrary herein, the Borrower shall not be liable pursuant to this clause (b) for the fees of more than one counsel to the Administrative Agent, one counsel to the other Lenders (as a group), if applicable, one local counsel in each jurisdiction to each of the Administrative Agent and the other Lenders (as a group) and one special counsel to each such person or group and, in the event of a potential conflict of interest, such additional counsels as are reasonably required.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuers or any Related Party of any of the foregoing, each Lender (and for the avoidance of doubt, with respect to the L/C Issuers and their Related Parties, solely each Revolving Lender) severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuers  or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuers in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuers in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05.      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, such L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

10.06.      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assump-

tion, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of either Term Loans or Term Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities or Commitments on a non-pro rata basis;

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default under Sections 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan or Term Commitment if such assignment is to a Person that is not a Term Lender, an Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender or (2) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)           the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (unless such fee is waived by the Administrative Agent in its sole discretion); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (other than a Purchasing Borrower Party pursuant to Section 10.06(h)), or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)      Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to a Purchasing Borrower Party shall also be subject to the requirements set forth in Section 10.06(h).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the

“Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Registrar information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Restricted Entity, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations thereof (including the requirement to provide documentation under Section 3.01(e)) and Section 3.06 and Section 10.13) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other Tax proceeding to establish that such Commitment, Loan or Other Obligation is in registered form for U.S. federal income tax purposes.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the right to a greater payment arises from any change in any Requirements of Law after such Participant became a Participant.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or its foreign equivalent; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America or any other L/C Issuer assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), such Person may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other L/C Issuer as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America or another L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America or such other resigning L/C Issuer to effectively assume the obligations of Bank of America or such Person with respect to such Letters of Credit.

(h)           Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with Section 10.06(b); provided that:

(i)         no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii)        the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E-3 hereto (a “Purchasing Borrower Party Assignment and Assumption”) in lieu of an Assignment and Assumption;

(iii)       for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to any Purchasing Borrower Party;

(iv)       any Term Loans assigned to Borrower or its Subsidiaries shall be automatically and permanently cancelled for upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(v)        no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans or Swing Line Loans to purchase any Term Loans;

(vi)       except as previously disclosed in writing to the Administrative Agent and the Term Lenders, the Purchasing Borrower Party must represent that as of the date of such assign-

ment (x) it has no knowledge of the existence of any event or circumstance, individually or in the aggregate, that will or would reasonably be expected to give rise to a mandatory prepayment of the Loans pursuant to Section 2.05 (other than 2.05(b)(i)) within 30 days of such assignment and (y) if the Borrower or a Subsidiary only, it does not have any MNPI with respect to the Borrower or any of its Subsidiaries that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) that could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to such Purchasing Borrower Party; provided that the Purchasing Borrower Party is not the Borrower or a Subsidiary thereof, each of the assigning Lender, on the one hand, and the Purchasing Borrower Party, on the other hand, shall acknowledge and agree that, (A) the other party currently may have, and later may come into possession of, Excluded Information, (B) it has independently and without reliance on the other party made its own analysis and determined to enter into the Purchasing Borrower Party Assignment and Assumption notwithstanding its lack of knowledge of the Excluded Information and (C) the other party shall have no liability to it, and it hereby (to the extent permitted by law) waives and releases any claims it may have against the other party (under applicable laws or otherwise) with respect to the nondisclosure of the Excluded Information; and

(vii)      no Term Loan may be assigned to a Purchasing Borrower Party pursuant to this Section 10.06 if, after giving effect to such assignment (and any related cancellation), Purchasing Borrower Parties in the aggregate would own more than 20% of the aggregate principal amount outstanding of Term Loans.

Purchasing Borrower Parties (other than Debt Fund Affiliates) will be subject to the restrictions set forth in Section 10.21.

(i)           The Administrative Agent shall not have any responsibility for ensuring that an assignee of, or a participant in, a Loan or Commitment is not a Restricted Entity, and shall not have any liability in the event that Loans or Commitments, or a participation therein, are transferred to any Restricted Entity.

10.07.      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) after notice thereof to the Borrower, if practicable and allowed under the circumstances and unless if in connection with routine audits or reviews by any regulatory or self-regulatory authority, to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) after notice thereof to the Borrower, if practicable and allowed under the circumstances, to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto or in connection with any pledge or assignment permitted under Section 10.06(f), (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any

L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08.      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13.      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless such fee is waived by the Administrative Agent in its sole discretion);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agreement an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided, that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14.      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           WAIVER OF VENUE.  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

10.15.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and the Loan Parties acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and each of the Arrangers and each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower or Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, the Borrower and the Loan Parties hereby waive and release any claims that any of them may have against the Administrative Agent and the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17.      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18.      USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19.      Time of the Essence.  Time is of the essence of the Loan Documents.

10.20.      ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21.      Purchasing Borrower Parties.

(a)           Subject to clause (b) below, each Purchasing Borrower Party, other than Debt Fund Affiliates, in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clause (c), (d) or (e) of the proviso of Section 10.01 or that adversely affects such Purchasing Borrower Party in any material respect differently than other Lenders, the Term Loans held by a Purchasing Borrower Party (other than by a Debt Fund Affiliate) shall be disregarded in both the numerator and denominator in the calculation of any Lender vote.  Subject to clause (b) below, the Borrower and each Purchasing Borrower Party (other than a Debt Fund Affiliate) hereby agrees that if a case under Title 11 of the United States Code is commenced against the Borrower, the Borrower, with respect to any plan of reorganization that does not adversely affect any Purchasing Borrower Party in any material respect as compared to other Lenders, shall seek (and each Purchasing Borrower Party (other than a Debt Fund Affiliate) shall consent) to designate the vote of any Purchasing Borrower Party (other than a Debt Fund Affiliate) and the vote of any Purchasing Borrower Party (other than a Debt Fund Affiliate) with respect to any such plan of reorganization of the Borrower shall not be counted.  Subject to clause (b)(iii) below, each Purchasing Borrower Party (other than a Debt Fund Affiliate) hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Purchasing Borrower Party’s attorney-in-fact, with full authority in the place and stead of such Purchasing Borrower Party and in the name of such Purchasing Borrower Party, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b)           Notwithstanding anything to the contrary in this Agreement, no Purchasing Borrower Party, other than Debt Fund Affiliates, shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WENDY’S INTERNATIONAL, INC.,
as the Borrower

By:	/s/ Daniel T. Collins
	Name:	Daniel T. Collins
	Title:	Senior Vice President

[Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Michelle D. Diggs
	Name:	Michelle D. Diggs
	Title:	Agency Management Officer

[Credit Agreement]

FIFTH THIRD BANK,
as Co-Documentation Agent

By:	/s/ Michael J. Schaltz, Jr.
	Name:	Michael J. Schaltz, Jr.
	Title:	Vice President

[Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as Co-Documentation Agent

By:	/s/ Chad A. Lowe
	Name:	Chad A. Lowe
	Title:	Vice President

[Credit Agreement]

COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH,
as Co-Documentation Agent and as Lender

By:	/s/ Jeff Bliss
	Name:	Jeff Bliss
	Title:	Executive Director

By:	/s/ Brett Delfino
	Name:	Brett Delfino
	Title:	Executive Director

[Wendy’s – Signature page to Credit Agreement - Rabobank]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent, Lender and L/C Issuer

By:	/s/ Darcy McLaren
	Name:	Darcy McLaren
	Title:	Director

[Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ William M. Bulger, Jr.
	Name:	William M. Bulger, Jr.
	Title:	Vice President

[Credit Agreement]

FIFTH THIRD BANK,
as a Lender

By:	/s/ Michael J. Schaltz, Jr.
	Name:	Michael J. Schaltz, Jr.
	Title:	Vice President

[Wendy’s – Signature page to Credit Agreement – Fifth Third]

THE HUNTINGTON NATIONAL BANK,
as a Lender

By:	/s/ Chad A. Lowe
	Name:	Chad A. Lowe
	Title:	Vice President

[Credit Agreement]

CADENCE BANK, N.A.,
as a Lender

By:	/s/ John M. Huss
	Name:	John M. Huss
	Title:	Managing Director-SVP

[Wendy’s – Signature page to Credit Agreement – Cadence Bank]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Bill O’Daly
	Name:	Bill O’Daly
	Title:	Director

By:	/s/ Sanja Gazahi
	Name:	Sanja Gazahi
	Title:	Associate

[Wendy’s – Signature page to Credit Agreement – CS Cayman]

ING CAPITAL LLC,
as a Lender

By:	/s/ James Latimer
	Name:	James Latimer
	Title:	Managing Director

[Wendy’s – Signature page to Credit Agreement – ING]

REGIONS BANK,
as a Lender

By:	/s/ Stephen Brothers
	Name:	Stephen Brothers
	Title:	Senior Vice President

[Wendy’s – Signature page to Credit Agreement – Regions]

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By:	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

[Wendy’s – Signature page to Credit Agreement – Sumitomo]

RAYMOND JAMES BANK, N.A.,
as a Lender

By:	/s/ Alexander L. Rody
	Name:	Alexander L. Rody
	Title:	Senior Vice President

[Wendy’s – Signature page to Credit Agreement – Raymond James]

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Michael G. Wang
	Name:	Michael G. Wang
	Title:	Authorized Signatory

[Wendy’s – Signature page to Credit Agreement – RBC]